UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Linn Energy, LLC

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LINN ENERGY, LLC

600 Travis, Suite 5100

Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF UNITHOLDERS

To Be Held on April 22, 2014

Dear Unitholder:

You are cordially invited to attend the 2014 Annual Meeting of Unitholders (Annual Meeting) of Linn Energy, LLC, a Delaware limited liability company (LINN), which will be held on Tuesday, April 22, 2014, at 11:45 a.m., Central Daylight Time, at the 601 Travis Auditorium, 601 Travis Street, Houston, Texas 77002.

The Annual Meeting will be held for the following purposes:

1.	To elect six directors to LINN’s Board of Directors to serve until the 2015 Annual Meeting of Unitholders;

2.	To ratify the appointment of KPMG LLP as independent public accountant of LINN for the fiscal year ending December 31, 2014;

3.	To provide a non-binding advisory vote approving LINN’s executive compensation program; and

4.	To transact such other business as may properly come before the Annual Meeting and any reconvened meeting following any adjournments or postponements of the meeting.

Additional information regarding the Annual Meeting is set forth in the attached Proxy Statement. Only unitholders of record at the close of business on March 3, 2014 are entitled to receive notice of and to vote at the Annual Meeting or any reconvened meeting following any adjournments or postponement thereof. A list of our unitholders will be available for examination at the Annual Meeting and at our Houston office at least ten days prior to the Annual Meeting.

By Order of the Board of Directors,

Candice J. Wells Vice President, General Counsel and Corporate Secretary

Houston, Texas

March 12, 2014

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

UNITHOLDERS MEETING TO BE HELD ON APRIL 22, 2014

This Proxy Statement and our 2013 Annual Report are available at www.proxyvote.com.

PROXY STATEMENT

LINN ENERGY, LLC

600 Travis, Suite 5100

Houston, Texas 77002

PROXY STATEMENT

Annual Meeting of Unitholders

To Be Held on April 22, 2014

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by and on behalf of the Board of Directors of Linn Energy, LLC (the Board), for use at our 2014 Annual Meeting of Unitholders (Annual Meeting) or at any reconvened meeting after any adjournments or postponements thereof. The Annual Meeting will be held on April 22, 2014, at 11:45 a.m., Central Daylight Time, at the 601 Travis Auditorium, 601 Travis Street, Houston, Texas 77002. You can obtain directions to the Annual Meeting by calling our Investor Relations line at (281) 840-4110. Only holders of record of units at the close of business on March 3, 2014 (the Record Date) were entitled to notice of, and are entitled to vote at, the Annual Meeting and any reconvened meeting following any adjournments or postponements thereof, unless such adjournment or postponement is for more than 30 days, in which event we will set a new record date. Unless the context requires otherwise, the terms “LINN,” “the Company,” “our,” “we,” “us” and similar terms refer to Linn Energy, LLC, together with its consolidated subsidiaries.

Internet Availability of Proxy Materials

We have elected to take advantage of the “Notice and Access” rules adopted by the U.S. Securities and Exchange Commission (the SEC), which allow us to deliver to our unitholders a “Notice of Internet Availability of Proxy Materials” and to provide internet access to our proxy materials and annual report.

Accordingly, on or about March 12, 2014, we will begin mailing to our unitholders of record a “Notice of Internet Availability of Proxy Materials,” which we refer to as the “Notice of Internet Availability,” except for unitholders who have indicated their preference to receive a full, printed set of materials for future meetings, to whom we will begin mailing the requested printed materials on such date. The Notice of Internet Availability will include instructions on accessing and reviewing our proxy materials and our 2013 annual report to unitholders on the internet, and will provide instructions on submitting a proxy on the internet.

At the time we begin mailing our Notice of Internet Availability, we will also first make available on the internet at www.proxyvote.com our meeting notice, our proxy statement and our 2013 annual report to unitholders. Any unitholder may also request a printed copy of these materials by any of the following methods:

•	internet at www.proxyvote.com;

•	e-mail at sendmaterial@proxyvote.com; or

•	telephone at 1-800-579-1639.

Pursuant to the SEC’s rules, our 2013 annual report to unitholders, which includes our audited consolidated financial statements, is not considered a part of, or incorporated by reference in, the proxy solicitation materials.

Proposals to be Voted On at Annual Meeting

At our 2014 Annual Meeting, we are asking our unitholders to consider and act upon proposals to: (1) elect six directors to serve until our 2015 Annual Meeting; (2) ratify the appointment of KPMG LLP as our independent public accountant for the fiscal year ending December 31, 2014; and (3) provide a non-binding advisory vote on LINN’s executive compensation.

Quorum Required

The presence, in person or by proxy, of the holders as of the Record Date of a majority of our outstanding units is necessary to constitute a quorum for purposes of voting on the proposals at the Annual Meeting. Withheld votes, abstentions and broker non-votes (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner and when the broker does not otherwise have discretionary power to vote on a particular matter) will count as present for purposes of establishing a quorum on the proposals.

How to Vote

If you are a holder of our units, you are entitled to one vote at the meeting for each unit that you held as of the Record Date for each proposal and director nominee. If you do not wish to vote for a particular director nominee, you must clearly identify such nominee on your proxy card. Votes withheld will have the same effect as not voting. A plurality of the votes cast by holders of the units present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required to elect each nominee for director. If units are held in “street name” (in the name of a broker or by a bank or other nominee) and the broker, bank or other nominee is not given direction on how to vote, the broker will not have discretion to vote such shares on non-routine matters, including the election of directors and advisory votes on executive compensation. Abstentions and broker non-votes, if any, though counted for purposes of determining a quorum, will not be included in the vote totals and therefore will not have any effect on any proposal. For matters other than the election of directors, approval will be determined by a majority of those votes cast affirmatively or negatively by members holding outstanding units and entitled to vote on the matter.

You may vote in person at the Annual Meeting or by proxy. Even if you plan to attend the Annual Meeting, we encourage you to complete, sign and return your proxy card in advance of the Annual Meeting. If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the meeting. However, please note that if your units are held in “street name,” you are considered the beneficial owner of these units and proxy materials are being forwarded to you by your broker or nominee, which is considered, with respect to these units, the unitholder of record. As the beneficial owner, you have the right to direct your broker how to vote; however, since you are not the unitholder of record, you may not vote these units in person at the Annual Meeting unless you obtain a legal proxy from your brokerage firm. Please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your units may be represented at the Annual Meeting.

Revoking Your Proxy

You may revoke your proxy before it is voted at the Annual Meeting as follows: (i) by delivering, before or at the Annual Meeting, a new proxy with a later date; (ii) by delivering, on or before the business day prior to the Annual Meeting, a notice of revocation to our Corporate Secretary at the address set forth in the notice of the Annual Meeting; (iii) by attending the Annual Meeting in person and voting, although your attendance at the Annual Meeting, without actually voting, will not by itself revoke a previously granted proxy; or (iv) if you have instructed a broker to vote your units, you must follow the directions received from your broker to change those instructions.

All units represented by valid proxies that LINN receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your units voted before signing and returning it, your proxy will be voted:

1.	“FOR” the election of each of the six nominees for the LINN board of directors;

2.	“FOR” the ratification of the selection of KPMG LLP as independent public accountant for LINN for 2014; and

3.	“FOR” the adoption of the resolution approving the compensation of our Named Officers (as defined below).

Outstanding Units Held on Record Date

As of the Record Date, there were 331,416,507 outstanding units entitled to vote at the Annual Meeting.

PROPOSAL ONE: ELECTION OF DIRECTORS

Members of our Board are elected each year at the annual meeting of unitholders. Six of our current Board members have been nominated to stand for re-election at our annual meeting. Each of the nominees is currently a director and was previously elected by the unitholders at the 2013 annual meeting, except for Mr. Stephen J. Hadden, who was appointed by the Board following the closing of the Company’s acquisition of Berry Petroleum Company (Berry). Mr. George A. Alcorn has elected to retire from the Board and will not be standing for re-election at our annual meeting. Our Board extends gratitude to Mr. Alcorn for eight years of service. As a result of Mr. Alcorn’s retirement, the Board has elected to reduce the size of the Board to six.

We encourage our director nominees to attend our annual meetings to provide an opportunity for unitholders to communicate directly with directors about issues affecting our company. We anticipate that all director nominees will attend the Annual Meeting. In 2013, other than Messrs. Linn and Hadden (who was not a director at the time), all the current directors attended the annual meeting.

At the Annual Meeting, our unitholders will consider and act upon a proposal to elect six directors to our Board to serve until the 2015 Annual Meeting of Unitholders. Each of the nominees has consented to being named in this proxy statement and to serve as a director if so elected. Each nominee who is elected to our Board will serve in such capacity until his term expires or his successor has been duly elected and qualified or, if earlier, until such director dies, resigns or is removed. The persons named as proxies in the accompanying proxy card, who have been designated by our Board, intend to vote FOR the election of each of the director nominees unless otherwise instructed by a unitholder in a proxy card. If any of these nominees becomes unable for any reason to stand for election as a director, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as our Board may recommend and propose to replace such nominee or nominees, or the size of the Board may be reduced accordingly; however, the Board is not aware of any circumstances likely to render any nominee unavailable.

Information concerning the six director nominees is set forth below.

Director Nominees

Name	Age	Position with Our Company	Director Since
Mark E. Ellis	57	Chairman, President and Chief Executive Officer	2010
David D. Dunlap	52	Independent Director	2012
Stephen J. Hadden	58	Independent Director	2013
Michael C. Linn	62	Founder and Director	2003
Joseph P. McCoy	62	Independent Director	2007
Jeffrey C. Swoveland	58	Independent Director	2006

Mark E. Ellis is the Chairman, President and Chief Executive Officer of the Company and has served in such capacity since December 2011 and has been the Chairman, President and Chief Executive Officer of LinnCo, LLC, an affiliate of LINN (LinnCo), since April 2012. He previously served as President, Chief Executive Officer and Director of the Company from January 2010 to December 2011. From December 2007 to January 2010, Mr. Ellis served as President and Chief Operating Officer of the Company. Mr. Ellis is a member of the National Petroleum Council and the Society of Petroleum Engineers. Mr. Ellis serves on the boards of the Independent Petroleum Association of America (the IPAA), American Exploration & Production Council, Houston Museum of Natural Science, The Center for the Performing Arts at The Woodlands, and the Industry Board of Petroleum Engineering at Texas A&M University. In addition, Mr. Ellis is Chairman of the Board for The Center for Hearing and Speech, and holds a position as trustee on the Texas A&M University 12th Man Foundation Board of Trustees. Mr. Ellis is a past board member of the New Mexico Oil & Gas Association and previously served on the Board of Governors of the Canadian Association of Petroleum Producers.

David D. Dunlap was appointed to the Board in May 2012. Mr. Dunlap is an independent director. Mr. Dunlap also served on the LinnCo board of directors from May 2012 until February 2013. Mr. Dunlap serves on the Company’s Audit, Compensation, Nominating and Governance and Conflicts Committees. Mr. Dunlap is President and Chief Executive Officer and director of Superior Energy Services, Inc. (Superior) positions that he has held since April 2010. Prior to joining Superior, Mr. Dunlap was Executive Vice President and Chief Operating Officer for BJ Services Company (BJ Services). During a twenty-five year career with BJ Services, he served in a variety of engineering, operations, and management positions including President of BJ Services’ International Division and Vice President of Division Sales. Mr. Dunlap is a member of the board of directors of the Texas A&M University Petroleum Engineering Industry Board, The John Cooper School Board of Trustees, the Board of Directors of The Cynthia Woods Mitchell Pavilion, and the Woodlands Children’s Museum Board of Directors.

Stephen J. Hadden joined the Board and the board of directors of LinnCo in December 2013. Mr. Hadden is an independent director. Previously, Mr. Hadden was a director with Berry from February 2011 until its acquisition by the Company and served on its audit and corporate governance and nominating committees. Mr. Hadden has over 30 years of experience in the oil and gas industry, having served in various management roles for Texaco Inc. (now Chevron Corporation). More recently, Mr. Hadden was Executive Vice President of Worldwide Exploration and Production for Devon Energy Corporation from July 2004 until March 2009 and served on the following entities: the advisory board of the Society of Petroleum Engineers, the upstream committee of the American Petroleum Institute, the Allied Arts Board and the Oklahoma City Petroleum Club Board.

Michael C. Linn is our Founder and a director of the Company and has served in that capacity since December 2011 and a director of LinnCo since April 2012. Prior to that, he was Executive Chairman of the Board since January 2010. He served as Chairman and Chief Executive Officer from December 2007 to January 2010; Chairman, President and Chief Executive Officer from June 2006 to December 2007; and President, Chief Executive Officer and Director of the Company from March 2003 to June 2006. Following his retirement as an officer of the Company, Mr. Linn formed MCL Ventures LLC, a private investment vehicle that will focus on purchasing oil and gas royalty as well as non-operated interests in oil and gas wells, subject to the non-competition provisions in his retirement agreement with the Company. Mr. Linn also serves on the board of directors of, and is chairman of the risk committee for, Nabors Industries, Ltd, the board of directors for Black Stone Minerals Company, and the board of directors of Western Refining Logistics GP, LLC, and is non-executive director of Centrica plc and senior advisor for Quantum Energy Partners, LLC. Mr. Linn was a lecturer at the C.T. Bauer College of Business at the University of Houston. Mr. Linn currently serves on: the National Petroleum Council and IPAA—past chairman and board member. He previously served on the following: Natural Gas Supply Association—director; National Gas Council—chairman and director; Independent Oil and Gas Associations of New York, Pennsylvania and West Virginia—chairman and president of each. He was named the 2011 IPAA Chief Roughneck of the Year, inducted into the All American Wildcatters, and received The Woodrow Wilson Award for Public Service. Mr. Linn also serves on the following: Texas Children’s Hospital—executive committee, board of trustees, chairman of compensation committee and member of finance committee; M.D. Anderson—board of visitors; Houston Children’s Charity—advisory board; Museum of Fine Arts Houston—board of trustees, long-range planning committee, finance committee and American Painting and Sculpture subcommittee; Houston Police Foundation—board of directors; and Villanova University—Dean’s Advisory Council for College of Liberal Arts and Science.

Joseph P. McCoy was appointed to the Board in September 2007 and the LinnCo board of directors in April 2012. Mr. McCoy is an independent director and serves as Chairman of the Company’s and LinnCo’s Audit Committee and is a member of the Company’s Compensation and Nominating and Governance Committees. Mr. McCoy served as Senior Vice President and Chief Financial Officer of Burlington Resources Inc. from 2005 until 2006 and Vice President and Controller (Chief Accounting Officer) of Burlington Resources Inc. from 2001 until 2005. Prior to joining Burlington Resources Inc., Mr. McCoy spent 27 years with Atlantic Richfield and affiliates in a variety of financial positions. Mr. McCoy joined the board of directors of Global Geophysical

Services, Inc., where he also serves as chairman of its audit committee, and Scientific Drilling International, Inc. during 2011 and served as a member of the board of directors of Rancher Energy, Inc. and BPI Energy Corp. from 2007 to 2009. Since 2006, other than his service on the Board and the other boards identified above, Mr. McCoy has been retired.

Jeffrey C. Swoveland was appointed to the Board in January 2006. Mr. Swoveland is an independent director. Mr. Swoveland also served on the LinnCo board of directors from April 2012 until February 2013. Mr. Swoveland is the Chairman of the Company’s Compensation Committee and serves on the Company’s Audit, Nominating and Governance and Conflicts Committees. Since June 2009, Mr. Swoveland has served as the Chief Executive Officer of ReGear Life Sciences (formerly known as Coventina Healthcare Enterprises), a medical device company that develops and markets products which reduce pain and increase the rate of healing through therapeutic, deep tissue heating. From May 2006 to June 2009, Mr. Swoveland served as Chief Operating Officer of ReGear Life Sciences. From 2000 to 2006, he served as Chief Financial Officer of BodyMedia, a life-science and bioinformatics company. From 1994 to 2000, he served as Director of Finance, Vice President Finance & Treasurer and Interim Chief Financial Officer of Equitable Resources, Inc., a diversified natural gas company. Mr. Swoveland is also chairman of the board of directors of PDC Energy, Inc.

Qualifications of Director Nominees

In making its recommendation to nominate the current directors for re-election, the Nominating and Governance Committee of the Board (Nominating Committee) determined that each of Mark E. Ellis, David D. Dunlap, Stephen J. Hadden, Michael C. Linn, Joseph P. McCoy and Jeffrey C. Swoveland, possess the following qualifications:

1.	personal and professional integrity and high ethical standards;

2.	good business judgment;

3.	an excellent reputation in the industry in which the nominee or director is or has been primarily employed;

4.	a sophisticated understanding of our business or similar businesses;

5.	curiosity and a willingness to ask probing questions of management;

6.	the ability and willingness to work cooperatively with other members of the Board and with our Chairman, President and Chief Executive Officer and our other members of senior management; and

7.	the ability and willingness to support us with his preparation for, attendance at and participation in Board meetings.

The Nominating Committee further found that each of the nominees possesses the following experience, qualifications, attributes and skills that, combined with those qualifications identified above, led the Nominating Committee to conclude that such nominee should serve as a member of our Board:

1.	Mark E. Ellis

•	As current President and CEO of the Company, is well suited to inform the board of significant strategic matters and to lead the Board as Chairman.

•	Brings significant experience in the oil and natural gas industry, including membership in the National Petroleum Council (the NPC) and the Society of Petroleum Engineers.

•	As an engineer, brings technical expertise.

2.	David D. Dunlap

•	As current President, CEO and director of Superior, brings significant knowledge of public company governance and process.

•	Brings significant experience in the oil and gas industry, including current position at Superior and prior service as Executive Vice President and Chief Operating Officer for BJ Services.

•	Brings over 25 years of experience in the well services business.

3.	Stephen J. Hadden

•	As former Executive Vice President of Worldwide Exploration and Production for Devon Energy Corporation, brings significant knowledge of the business of the Company.

•	Brings significant experience in the oil and gas industry, including 30 years prior service with Texaco Inc. and Devon Energy Corporation.

•	As a former board member and member of the audit and corporate governance and nominating committees of Berry, brings experience serving on public company boards.

4.	Michael C. Linn:

•	As founder of the Company, brings historical knowledge and strategic experience and is well suited to serve as a link between board and management.

•	Brings significant experience in the oil and gas industry, including service on the NPC and as past chairman and current board member of the IPAA.

•	As an attorney, brings legal expertise.

5.	Joseph P. McCoy

•	As former Chief Financial Officer of Burlington Resources Inc., brings significant knowledge of the business of the Company.

•	As former director of Rancher Energy, Inc. and BPI Energy Corp. and current director of Global Geophysical Services, Inc., brings experience serving on public company boards.

•	As former Chief Financial Officer and Chief Accounting Officer of Burlington Resources Inc., brings significant financial expertise and experience in the preparation and review of financial statements and disclosure documents.

6.	Jeffrey C. Swoveland

•	As former Vice President Finance and Treasurer and Interim Chief Financial Officer of Equitable Resources, Inc., brings significant financial expertise and experience in the preparation and review of financial statements and disclosure documents.

•	Brings expertise and experience in banking, including credit/financial analysis.

•	As chairman and former chair of the audit and compensation committees of PDC Energy, Inc., brings experience serving on public company boards and as compensation committee chair.

Required Vote

Our limited liability company agreement provides for “plurality voting” in the election of directors, and directors will be elected by a plurality of the votes cast for a particular position. Each outstanding unit shall be entitled to one vote on all matters submitted to members for approval and in the election of directors.

With respect to the Annual Meeting, we have six nominees and six available board seats. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein. The six nominees receiving the most votes cast at the Annual Meeting will be elected to our Board.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SIX NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE

Director Independence

The Nominating Committee reviews director independence on an annual basis and makes a threshold determination as to the status of each director’s independence. After this initial determination is made, the Nominating Committee makes a recommendation to the full Board, who then ultimately determine director independence. This subjective determination is made by considering all direct or indirect business relationships between each director (including his immediate family) and our company, as well as relationships between our company and charitable organizations with which the director is affiliated. The full Board, upon recommendation by the Nominating Committee, has determined that Messrs. Dunlap, Hadden, McCoy and Swoveland qualify as “independent” in accordance with the published listing requirements of The NASDAQ Global Select Market (NASDAQ). The NASDAQ independence definition includes a series of objective tests, including that the director is not an employee of our company and has not engaged in various types of business dealings with our company. In addition, as further required by the NASDAQ rules, the Nominating Committee has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Nominating Committee, would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director. Mr. Linn is not independent by virtue of employment within the last three years with our Company and Mr. Ellis is not independent by virtue of his role as our Chairman, President and Chief Executive Officer. During the Board of Director’s most recent review of independence, the Board specifically considered that Mr. Dunlap is the President and Chief Executive Officer of Superior, which provides certain oilfield services to LINN. According to disclosures made by Mr. Dunlap, for the year ended December 31, 2013, LINN was billed approximately $26.7 million by Superior and its subsidiaries for services rendered to LINN. These transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions and do not represent more than 5% of the consolidated gross revenues of Superior. The Board then determined that LINN’s relationship with Superior would not interfere with Mr. Dunlap’s exercise of his independent judgment in carrying out his responsibilities as a director of LINN.

In addition, the members of the Audit Committee of our Board each qualify as “independent” under standards established by the SEC for members of audit committees, and the Audit Committee includes at least one member who is determined by our Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules. Mr. McCoy is the independent director who has been determined to be an audit committee financial expert. Unitholders should understand that this designation is a disclosure requirement of the SEC related to Mr. McCoy’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. McCoy any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or Board.

Governance Guidelines and Codes of Ethics

Our Board has adopted Corporate Governance Guidelines to assist it in the exercise of its responsibility to provide effective governance over our affairs for the benefit of our unitholders. In addition, we have adopted a Code of Business Conduct and Ethics, which sets forth legal and ethical standards of conduct for all our employees, as well as our directors. We also have adopted a separate code of ethics which applies to our Chief Executive Officer and Senior Financial Officers. All of these documents are available on our website, www.linnenergy.com, and will be provided free of charge to any unitholder requesting a copy by writing to our Corporate Secretary, Linn Energy, LLC, 600 Travis, Suite 5100, Houston, Texas 77002. If any substantive amendments are made to the Code of Ethics for Chief Executive Officer and Senior Financial Officers or if we grant any waiver, including any implicit waiver, from a provision of such code, we will disclose the nature of such amendment or waiver within four business days on our website. The information on our website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

Communications to Our Board of Directors

Our Board has a process in place for communication with unitholders. Unitholders should initiate any communications with our Board in writing and send them to our Board c/o Candice J. Wells, Vice President, General Counsel and Corporate Secretary, Linn Energy, LLC, 600 Travis, Suite 5100, Houston, Texas 77002. All such communications will be forwarded to the appropriate directors. This centralized process will assist our Board in reviewing and responding to unitholder communications in an appropriate manner. If a unitholder wishes for a particular director or directors to receive any such communication, the unitholder must specify the name or names of any specific Board recipient or recipients in the communication. Communications to our Board must include the number of units owned by the unitholder as well as the unitholder’s name, address, telephone number and email address, if any.

Meetings of Our Board of Directors; Executive Sessions

Our Board holds regular and special meetings from time to time as may be necessary. Regular meetings may be held without notice on dates set by our Board from time to time. Special meetings of our Board may be called with reasonable notice to each member upon request of the Chairman of the Board or upon the written request of any three Board members. A quorum for a regular or special meeting will exist when a majority of the members are participating in the meeting either in person or by conference telephone. Any action required or permitted to be taken at a Board meeting may be taken without a meeting, without prior notice and without a vote if all of the members sign a written consent authorizing the action.

During 2013, our Board held four regular and nine special meetings. The standing Committees of our Board held an aggregate of 17 meetings during this period. Each director attended at least 75% of the aggregate number of meetings of the Board and Committees on which he served.

The Corporate Governance Guidelines adopted by our Board provide that the independent directors will meet in executive session at least quarterly, or more frequently if necessary. The lead director will chair the executive sessions of the independent directors.

Leadership Structure

The Nominating Committee believes that Mr. Ellis serving as both Chairman and Chief Executive Officer is the most effective leadership structure for us because it makes clear that the Chairman of the Board and CEO is responsible for managing our business under the oversight and review of our Board, and enables our CEO to act as a bridge between management and the Board, helping both to act with a common purpose.

Lead Director

The Board, upon recommendation of the nominating committee, appointed Terrence S. Jacobs as independent lead director in January 2012. Mr. Jacobs was reelected as lead director in January 2013 and served until his resignation from our Board in February 2013. Our current lead director is David D. Dunlap and was elected to that position in February 2013. The Board intends to elect a lead director annually from the independent directors of the Board. The lead director has clearly defined leadership authority and responsibilities, which include presiding at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors, and serving as liaison between the Chairman of the Board and the independent directors. Our lead director is afforded direct and complete access to the Chairman of the Board at any time as such director deems necessary or appropriate.

Risk Oversight

We maintain an Enterprise Risk Management Committee (ERM Committee) composed of members of senior management across all functions of the Company. The ERM Committee is led by our General Counsel and

is tasked with coordinating risk management efforts across the organization to ensure appropriate protection and preservation of our employees, financial integrity, and physical assets. In particular the ERM Committee ensures that sound policies, procedures and practices are in place for the enterprise-wide management of our material risks, and provides regular reports to the Board.

The Board provides oversight of our major risk exposures and the steps management has taken to monitor and manage such exposures. The Board also consults with the Compensation Committee of the Board regarding our major risk exposures and whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us. In January 2014, the Compensation Committee determined that, with respect to 2013, our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

Committees of Our Board of Directors

Our Board has standing Audit, Compensation and Nominating and Governance Committees. Each member of these Committees is an independent director in accordance with the NASDAQ listing standards described above and applicable SEC rules. Our Board has adopted a written charter for each of these Committees, which sets forth each Committee’s purposes, responsibilities and authority. Each Committee reviews and assesses on an annual basis the adequacy of its charter and recommends any proposed modifications. These committee charters are available on our website at www.linnenergy.com. You may also contact Candice J. Wells, our Vice President, General Counsel and Corporate Secretary at Linn Energy, LLC, 600 Travis, Suite 5100, Houston, Texas 77002, to request paper copies free of charge. In February 2013, the Board constituted the Conflicts Committee of the Board to evaluate potential conflicts of interest in connection with the acquisition of Berry. The following is a brief description of the functions and operations of the standing Committees of our Board.

Members of the Committees of the Board of Directors

BOARD MEMBERS*	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING COMMITTEE	CONFLICTS COMMITTEE
George A. Alcorn
David D. Dunlap
Mark E. Ellis
Stephen J. Hadden
Michael C. Linn
Joseph P. McCoy
Jeffrey C. Swoveland

Chair Member

*	Terrence S. Jacobs served on the Audit, Compensation and Nominating Committees until his resignation from the Board in February 2013.

Audit Committee

The Audit Committee assists our Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent public accountant. During 2013, the Audit Committee held six meetings. Each member of the Audit Committee is “independent” as defined by the NASDAQ listing standards and applicable SEC rules, and is financially literate. Mr. McCoy has been designated the “audit committee financial expert.”

Our Audit Committee also annually reviews related party transactions and other specific matters that our Board believes may involve conflicts of interest. The Audit Committee determines if the related party transaction or resolution of the conflict of interest is in the best interest of our company. In accordance with our limited liability company agreement, any conflict of interest matters approved by the Audit Committee will be conclusively deemed to be fair and reasonable to our company and approved by all of our Unitholders. The report of our Audit Committee appears under the heading “Report of the Audit Committee” on page 12 of this Proxy Statement.

Compensation Committee

The Compensation Committee’s primary responsibilities are to: (i) approve the compensation arrangements for our senior management and for our Board members, including establishment of salaries and bonuses and other compensation for our executive officers, (ii) to approve any compensation plans in which our officers and directors are eligible to participate and to administer such plans, including the granting of equity awards or other benefits under any such plans and (iii) to review and discuss with our management the Compensation Discussion and Analysis to be included in our annual proxy statement. The Compensation Committee also oversees the preparation of the report on executive compensation for inclusion in the annual proxy statement.

During 2013, the Compensation Committee held five meetings. Each of the Compensation Committee members is “independent” as defined by the NASDAQ listing standards. All Compensation Committee members are also “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (Exchange Act) and “outside directors” under Rule 162(m) of the Internal Revenue Code. The report of our Compensation Committee appears under the heading “Compensation Committee Report” on page 32 of this Proxy Statement.

Procedures and Processes for Determining Executive and Director Compensation

Please refer to “Compensation Discussion and Analysis—The Compensation Committee,” on page 18 of this Proxy Statement for a discussion of the Compensation Committee’s procedures and processes for making compensation determinations.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee. No member of our Compensation Committee has ever been an officer or employee of ours. There are no family relationships among any of our directors or executive officers.

Nominating and Governance Committee

The Nominating Committee’s primary responsibilities are to: (i) develop criteria, recruit and recommend candidates for election to our Board, (ii) develop and recommend corporate governance guidelines to our Board, and to assist our Board in implementing such guidelines, (iii) lead our Board in its annual review of the performance of the Board and its Committees, (iv) review and recommend to the Board amendments, as appropriate to our Code of Business Conduct and Ethics and our Code of Ethics for Chief Executive Officer and Senior Financial Officers and (v) assess the independence of each non-employee director and to determine whether a director qualifies as an “audit committee financial expert.” The Nominating Committee will consider the following qualifications, along with such other individual qualities the Board identifies from time to time, for director nominees:

•	personal and professional integrity and high ethical standards;

•	good business judgment;

•	an excellent reputation in the industry in which the nominee or director is or has been primarily employed;

•	a sophisticated understanding of our business or similar businesses;

•	curiosity and a willingness to ask probing questions of management;

•	the ability and willingness to work cooperatively with other members of the Board and with the Chief Executive Officer and other senior management; and

•	the ability and willingness to support us with his or her preparation for, attendance at and participation in Board meetings.

The Nominating Committee will evaluate each nominee based upon a consideration of a nominee’s qualification as independent and consideration of diversity, age, skills and experience in the context of the needs of the Board as described in our Corporate Governance Guidelines. The Nominating Committee does not have a policy with regard to the consideration of diversity in identifying director nominees. Diversity, including diversity of experience, professional expertise, gender, race and age, is one factor outlined in our Corporate Governance Guidelines that the Nominating Committee considers in evaluating a nominee. The Nominating Committee may rely on various sources to identify director nominees. These include input from directors, management, professional search firms and others that the Nominating Committee feels are reliable.

The Nominating Committee will consider director candidate suggestions made by unitholders in the same manner as other candidates. Any such nominations, together with appropriate biographical information, should be submitted to the Chairman of the Nominating and Governance Committee, c/o Candice J. Wells, Vice President, General Counsel and Corporate Secretary, Linn Energy, LLC, 600 Travis, Suite 5100, Houston, Texas 77002. For other procedures that must be followed in order for the Committee to consider recommendations from unitholders, please read “Unitholder Proposals and Director Nominations—Recommendation of Director Candidates to the Nominating and Governance Committee.”

In 2013, the Nominating Committee held four meetings. Each member of the Nominating Committee is “independent” as defined by the NASDAQ listing standards.

There have been no material changes to the procedures by which LINN unitholders may recommend nominees to the Board implemented since LINN’s most recent disclosure of such procedures in its Joint Proxy Statement/Prospectus for the Annual Meeting of Unitholders held on December 16, 2013.

Report of the Audit Committee

The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation of the financial statements and the reporting process, including the systems of internal control.

With respect to the consolidated financial statements for the year ended December 31, 2013, the Audit Committee reviewed and discussed the consolidated financial statements of Linn Energy, LLC and the quality of financial reporting with management and the independent public accountant. It also discussed with the independent public accountant the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The Audit Committee also discussed with the independent public accountant its independence from Linn Energy, LLC and received from the independent public accountant the written disclosures and the letter from the independent public accountant complying with the applicable requirements of the PCAOB regarding the independent public accountant’s communications with the Audit Committee concerning independence. The Audit Committee determined that the non-audit services provided to Linn Energy, LLC by the independent public accountant (discussed below under “Proposal Two: Ratification of Independent Public Accountant”) are compatible with maintaining the independence of the independent public accountant.

Based on the reviews and discussions described above, the Audit Committee recommended to our Board that the consolidated financial statements of Linn Energy, LLC be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Submitted By:

Audit Committee

Joseph P. McCoy, Chair

George A. Alcorn

David D. Dunlap

Jeffrey C. Swoveland

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Exchange Act that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent the foregoing report is specifically incorporated by reference therein.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANT

The Audit Committee of our Board has selected KPMG LLP to continue as our independent public accountant for 2014. KPMG LLP has served as LINN’s independent public accountant since 2005. The Audit Committee has determined to submit KPMG LLP’s selection to unitholders for ratification. Unitholder ratification of the selection of KPMG LLP as our independent public accountant is not required by our limited liability company agreement or otherwise. We are submitting the selection of KPMG LLP to unitholders for ratification as a matter of good corporate practice. If this selection of independent public accountant is not ratified by a majority of the outstanding units present in person or by proxy and entitled to vote at the Annual Meeting, the Audit Committee will reconsider its selection of independent public accountant. We are advised that no member of KPMG LLP has any direct or material indirect financial interest in our company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A representative of KPMG LLP will attend the Annual Meeting. The representative will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

Audit Fees

The fees for professional services rendered by KPMG LLP for the audit of our annual consolidated financial statements for each of the years ended December 31, 2012 and 2013, and the reviews of the financial statements included in any of our Quarterly Reports on Forms 10-Q for each of those fiscal years were approximately $1,350,000 and $1,700,000, respectively. In addition, in connection with our acquisition of Berry, we expect to incur audit fees of $425,000-$475,000 to KPMG LLP for the audit of Berry’s financial statements as of December 31, 2013, and for the period from December 17, 2013, to December 31, 2013, which fees have not been billed as of the date of this filing.

Audit-Related Fees

KPMG LLP also received fees for services in connection with our senior notes offerings and equity offerings in 2012 and 2013. These fees totaled approximately $730,000 and $225,000 for the years ended December 31, 2012 and 2013, respectively.

Tax Fees

We incurred no fees for the year ended December 31, 2012 for tax-related services provided by KPMG LLP. KPMG LLP received fees for services related to a transfer pricing project totaling approximately $40,000 for the year ended December  31, 2013.

All Other Fees

We incurred no other fees for the years ended December 31, 2012 and 2013 for any other services provided by KPMG LLP.

Audit Committee Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit and non-audit services to be provided to us by our independent public accountant in the upcoming year at the last meeting of each calendar year and at subsequent meetings as necessary. The non-audit services to be provided are specified and shall not exceed a specified dollar limit. During the course of a fiscal year, if additional non-audit services are identified, these services are presented to the Audit Committee for pre-approval. All of the services covered under the caption “Audit-Related Fees” were approved by the Audit Committee and none were provided under the de minimis exception of Section 10A of the Exchange Act.

Required Vote

Under our limited liability company agreement, unitholder ratification of KPMG LLP as our independent public accountant for 2014 is not required. However, in the event we elect to submit such ratification for unitholder approval, as we have done here, this approval would require the affirmative vote of a majority of the votes cast affirmatively or negatively by members holding outstanding units and entitled to vote on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” APPROVAL OF THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANT FOR 2014.

In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of our company and our unitholders.

PROPOSAL THREE: ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) and SEC rules, we are providing you with an opportunity to vote on a non-binding, advisory resolution regarding the compensation of our Named Officers (as reported under “Summary Compensation Table” below). As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	attract and retain talented executive officers by providing total compensation levels competitive with that of executives holding comparable positions in similarly-situated organizations;

•	provide total compensation that is supported by individual performance;

•	provide a performance-based compensation component that balances rewards for short-term and long-term results and is tied to company performance; and

•	encourage the long-term commitment of our executive officers to us and to our unitholders’ long-term interests.

Please read the “Compensation Discussion and Analysis” section beginning on page 18 of this proxy statement for a detailed discussion of our executive compensation program and how it operates and is designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 33 through 43, which provide detailed information on the compensation of our Named Officers. The Compensation Committee and the Board believe that our compensation policies and procedures are competitive, focused on pay-for-performance and strongly aligned with the long-term interests of our unitholders.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, this advisory vote, commonly known as “say-on-pay,” gives you as a unitholder the opportunity to express or withhold approval of the compensation we pay our Named Officers by voting for or against the following resolution:

“RESOLVED, that the compensation paid to LINN’s Named Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

We and the Compensation Committee remain committed to the compensation philosophy, policies and objectives outlined there. Because your vote is advisory, it will not be binding on us; however, the Compensation Committee will take into account the outcome of the vote as one factor when considering future executive compensation arrangements.

The Board has adopted a policy providing for a triennial “say-on-pay” advisory vote. Unless the Board modifies its policy on the frequency of holding “say-on-pay” advisory votes, the next “say-on-pay” advisory vote and the next vote on the frequency of “say-on-pay” proposal votes will occur in 2017.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED OFFICERS. Properly dated and signed proxies will be so voted unless unitholders specify otherwise.

EXECUTIVE COMPENSATION

2013 Highlights and Executive Summary

Pay for performance is a fundamental tenet of our compensation philosophy. We believe that sustainable performance is what ultimately drives unitholder value and that designing a compensation plan that closely aligns the interests of Named Officers (defined below) and unitholders is critical. As a result, a substantial portion of our Named Officers’ total compensation is tied to our performance and delivered as incentive compensation, with a relatively small portion of the total delivered as fixed base salary. We deliver incentive compensation through our cash based Employee Incentive Compensation Program (EICP) and our equity based Long Term Incentive Plan (LTIP), both of which are explained further in “Compensation Discussion and Analysis—2013 Executive Compensation Components” beginning on page 22.

The Committee, with the assistance of the Company’s management and the Committee’s independent consultant, oversees, approves and assesses the effectiveness of our compensation program in relation to our compensation philosophy and the market for executive talent. The table below describes each of the elements of our executive compensation program and its link to our compensation objectives.

Compensation Element	Attract and retain talented executives	Alignment with unitholder interests	Provide total compensation tied to individual performance	Provide performance based compensation that is balanced between short and long term results	Encourage long term commitment to us and our unitholders long term interests
Base Salary	✓		✓
Employee Incentive Compensation Program (EICP)	✓	✓		✓
Long Term Incentive Plan (LTIP)	✓	✓	✓	✓	✓
Benefits, Perquisites and other Compensation (including severance and change in control arrangements)	✓

As discussed in more detail below in “Compensation Discussion and Analysis—Our Executive Compensation Program” beginning on page 21, the Compensation Committee believes in setting challenging annual goals that focus our Named Officers on the measures of company performance that create short and long term value for you as a unitholder.

In 2013, we met many of our annual goals and faced some significant challenges. The following are highlights:

•	We acquired approximately $5.2 billion in low decline mature assets with an excellent development inventory to our properties, including the acquisition of Berry, which resulted in a 30% growth in production volumes over our production volumes prior to the acquisition;

•	We successfully utilized LinnCo, LLC as an acquisition vehicle with the closing of the Berry acquisition in December 2013, improving our debt metrics and contributing to ratings upgrades by both Moody’s and S&P and positioning us as the only one of our peers currently able to execute this type of transaction;

•	We increased average daily production by approximately 23% year over year from 2012, from 671 MMcfe/d to 822 MMcfe/d in 2013;

•	We executed a $1.1 billion capital program resulting in approximately 10% organic growth in 2013; and

•	We grew enterprise value to $19+ billion, making us the 8th largest master limited partnership/LLC and the 12th largest independent exploration and production company in the U.S.

The Committee’s primary compensation considerations for 2013 were as follows:

•	Our performance described above demonstrated continued successful growth for our Company despite an extremely challenging year;

•	We met many of our goals and expectations for the year but fell short of our quantitative volume targets;

•	While our unit price rebounded from its lows during the year, we did not generate a positive unitholder return in 2013;

•	The Committee considered our overall performance versus our goals in 2013 relative to our overall performance versus our goals in 2012 and approved EICP awards equal to 95% of target in 2013 versus 185% of target awarded in 2012;

•	The Committee intends to continue and improve its performance-oriented pay philosophy to reflect demonstrated performance in both EICP and LTIP awards, including through the grants of performance units in January 2014, as described below in Compensation Discussion and Analysis—2013 Executive Compensation Components” beginning on page 22.

Compensation Discussion and Analysis

We use traditional compensation elements of base salary, annual cash incentives, long-term equity based incentives, and employee benefits to deliver competitive compensation. Our executive compensation programs are administered by an independent compensation committee, with assistance from an independent consultant. We generally target the median of our peer group for total compensation, while providing the Named Officers with an opportunity to earn higher levels of incentive pay based on company performance. Our “Named Officers” for 2013 discussed below are Mark E. Ellis, our Chairman, President and Chief Executive Officer (CEO), Kolja Rockov, our Executive Vice President and Chief Financial Officer, Arden L. Walker, Jr., our Executive Vice President and Chief Operating Officer, David B. Rottino, our Senior Vice President of Finance, Business Development and Chief Accounting Officer (now Executive Vice President, Business Development and Chief Accounting Officer) and Charlene A. Ripley, our former Senior Vice President and General Counsel.

This Compensation Discussion and Analysis addresses the following topics:

•	the role of our Compensation Committee in establishing executive compensation;

•	our process for setting executive compensation;

•	our compensation philosophy and policies regarding executive compensation; and

•	our compensation decisions with respect to our Named Officers.

The Compensation Committee

The Compensation Committee of our Board has overall responsibility for the approval, evaluation and oversight of all our compensation plans, policies and programs. The fundamental responsibilities of the Committee are to: (i) establish the goals, objectives and policies relevant to the compensation of our senior management, and evaluate performance in light of those goals to determine compensation levels, (ii) approve and administer our incentive compensation plans, (iii) set compensation levels and make awards under incentive compensation plans that are consistent with our compensation principles and our performance, and (iv) review our disclosure relating to compensation. The Committee also has responsibility for evaluating compensation paid to our non-employee directors.

The Compensation Setting Process

Compensation Committee Meetings. Our Compensation Committee holds regular quarterly meetings each year, which coincide with our quarterly Board meetings. It also holds additional meetings as required to carry out its duties. The Committee Chairman works with our Corporate Secretary to establish each meeting agenda.

At the regular first quarter meeting, the Committee:

•	considers and approves changes in base salary and EICP targets for the upcoming year;

•	reviews actual results compared to the pre-established performance measures for the previous year to determine 1) annual cash incentive awards for our executive officers under our EICP and 2) the Company score used to determine the Company portion of cash bonuses for our employees;

•	grants equity awards under our LTIP based on past Company performance and forward looking retention and establishes performance metrics for our performance based LTIP awards;

•	approves the performance measures under our EICP for the upcoming year, which may include both quantitative financial and operational measures and qualitative performance measures intended to focus on and reward activities that create unitholder value;

•	evaluates the compensation paid to our non-employee directors and, to the extent it deems appropriate, approves any adjustments; and

•	evaluates and reviews the summary results of the Board’s written evaluations of our Chief Executive Officer, as well as the Chief Executive Officer’s self-evaluation.

The Committee receives updates periodically on our progress toward the goals set at the beginning of the year. At a special meeting of the Committee held in October, the Committee reviews and discusses a compensation analysis prepared by its independent compensation consultant (please see “Role of Compensation Consultant” below) and considers compensation for the succeeding calendar year.

The Committee meets in executive session to consider appropriate compensation for our Chairman, President and Chief Executive Officer. With respect to compensation for all other Named Officers, the Committee generally meets with our Chairman, President and Chief Executive Officer outside the presence of all our other executive officers. When individual compensation decisions are not being considered, the Committee typically meets in the presence of our Chairman, President and Chief Executive Officer, and our General Counsel and Corporate Secretary. Depending upon the agenda for a particular meeting, the Committee may also invite other officers, the Company’s compensation consultant, and a representative of the Committee’s compensation consultant to participate in Committee meetings. The Committee also regularly meets in executive session without management to discuss other matters.

Role of Compensation Consultant. The Committee’s Charter grants the Committee the sole and direct authority to retain and terminate compensation advisors and to approve their fees. All such advisors report directly to the Compensation Committee, and all assignments are directed by the Committee Chairman. For 2013, the Committee engaged Meridian Compensation Partners, LLC (Meridian) to assist the Committee in assessing and determining competitive compensation packages for our executive officers. Meridian did no other work for the Company in 2013. Prior to Meridian providing any services in 2013, the Committee assessed the independence of Meridian pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Meridian from independently representing the Committee.

In this capacity, Meridian, at the Committee’s request and under the direction of the Committee Chairman, provides input on our compensation program and structure generally and makes recommendations on the program design. Meridian also assembled information regarding comparable executive positions among independent oil and natural gas producers. Meridian’s data for 2013 was based primarily on survey sources, and to a lesser extent on data compiled from the public filings of a peer group of various companies.

Compensation Benchmarking Peer Group. The chart below identifies the members of our 2012 and 2013 compensation benchmarking peer groups. In determining each peer group, the Committee focuses on similarly situated upstream oil and gas producers as the Company’s indicative labor market for talent. In selecting companies within that industry sector the Committee considers each company’s market capitalization, asset size, asset mix and revenues but focuses primarily on enterprise value to establish comparable scope. For 2013, due to the significant increase in the enterprise value of the Company, the Committee revised the peer group for compensation benchmarking. As of December 31, 2013, the Company’s enterprise value ranked in the middle range of the peer group.

Company Name	2012 Peer Group	2013 Peer Group
Cabot Oil & Gas Corporation	✓	✓
Concho Resources Inc.	✓	✓
Continental Resources, Inc.		✓
Cimarex Energy Co.	✓
Denbury Resources Inc.	✓	✓
Devon Energy Corporation		✓
Encana Corporation		✓
EOG Resources, Inc.		✓
Marathon Oil Corporation		✓
Newfield Exploration Company	✓	✓
Noble Energy, Inc.	✓	✓
Pioneer Natural Resources Company	✓	✓
Plains Exploration & Production Company*	✓
QEP Resources, Inc.	✓	✓
Range Resources Corporation	✓	✓
SM Energy Company	✓
Southwestern Energy Company	✓	✓
Talisman Energy Inc.		✓
Ultra Petroleum Corp.	✓
Whiting Petroleum Corporation	✓

*	Plains Exploration & Production Company merged with Freeport-McMoRan Copper & Gold Inc. in 2013 and is no longer included.

The Committee selects a different peer group for purposes of evaluating the Company’s relative unitholder return. Please see page 23. That peer group, currently composed of EV Energy Partners, L.P., Crestwood Equity Partners LP (formerly Inergy, L.P.), Buckeye Partners, L.P., El Paso Pipeline Partners, L.P., Breitburn Energy L.P., Magellan Midstream Partners, L.P. and Nustar Energy L.P., reflects management’s and the Committee’s view that this group of master limited partnerships have historically been the peer group we believe analysts and investors follow most closely when comparing our total return.

The Company also employs an individual as a consultant to support us in managing our executive compensation process. Our consultant did not provide any other services to us in 2013.

Role of Executive Officers. Except with respect to his own compensation, our Chairman, President and Chief Executive Officer, with assistance from the Company’s consultant, plays an important role in the Committee’s establishment of compensation levels for our executive officers. The most significant aspects of his role in the process are:

•	evaluating performance;

•	recommending EICP award targets and quantitative and qualitative performance measures under our EICP;

•	recommending base salary levels, actual EICP awards and LTIP awards; and

•	advising the Committee with respect to achievement of performance measures under the EICP.

Our Executive Compensation Program

Compensation Objectives. Our executive compensation program is intended to align the interests of our executive officers with your interests as unitholders by motivating our executive officers to focus on those actions which achieve strong financial and operating results and ultimately grow our Company. We believe that profitable growth, both organically and through acquisitions, drives our ability to maintain and increase your distribution. The alignment of interests between you and our executive officers is primarily reflected through our executive officers’ participation in our EICP and LTIP. In addition, our program is designed to achieve the following objectives:

•	attract and retain talented executive officers by providing total compensation levels competitive with that of executives holding comparable positions in similarly-situated organizations;

•	provide total compensation that is supported by individual performance;

•	provide a performance-based compensation component that balances rewards for short-term and long-term results and is tied to company performance; and

•	encourage the long-term commitment of our executive officers to us and to our unitholders’ long-term interests.

Compensation Strategy. To accomplish our objectives, we seek to offer a total direct compensation program to our executive officers that, when valued in its entirety, serves to attract, motivate and retain executives with the character, industry experience and professional accomplishments required for us to continue to grow and develop. Further, we seek to attract and retain qualified executive officers during a time when our industry is undergoing unprecedented growth in size and number of competing organizations, with a resulting increase in demand for qualified executives. We seek to align executive compensation with your interests by placing a significant portion of total direct compensation “at risk.” “At risk” means the executive officer will not realize full value unless 1) for EICP awards, performance goals are achieved, approximately 65% of which are directly tied to the Company’s quantitative performance targets, 2) for restricted units, we maintain or increase both our unit price and per unit distribution and 3) for the newly implemented performance units, we achieve at least a median ranking among our performance peers in total unitholder returns. To appropriately incentivize our executive officers to take a long-term view, unit based awards under our LTIP are the largest component of our “at risk” compensation.

Our executive compensation program consists of three principal elements: (i) base salary, (ii) potential for annual cash incentive compensation awards under our EICP based upon the achievement of specific Company performance objectives, and (iii) opportunities to earn unit-based awards under our LTIP, which provide long-term incentives that are intended to encourage the achievement of superior results over time and to align the interests of executive officers with those of our unitholders.

To ensure that our total compensation package is competitive, Meridian develops an assessment of industry compensation levels through both an analysis of survey data and information disclosed in compensation peer companies’ public filings. While the Committee considers this data when assessing the reasonableness of our executive officers’ total compensation, it also considers a number of other factors including: (i) historical compensation levels, (ii) the specific role the executive plays within our company, (iii) the individual performance of the executive, and (iv) the relative compensation levels among our executive officers. There is no pre-established policy or target for the Committee’s allocation of total compensation between long-term compensation in the form of LTIP awards and short-term compensation in the form of base salary and EICP awards. The allocation is at the discretion of the Committee and generally is based upon an analysis of how our peer companies use long-term and short-term compensation to compensate their executive officers. Each year the

Committee reviews this peer company data when setting EICP targets and LTIP awards for that year but also considers other factors when granting LTIP awards, including Company performance and the individual Named Officer’s performance.

2013 Executive Compensation Components

For 2013, the principal components of compensation for Named Officers were:

•	Short term compensation:

•	base salary

•	employee incentive compensation plan

•	Long-term equity compensation in the form of restricted units

•	Other benefits

Short Term Compensation

Base Salary

We provide Named Officers and other employees with a base salary to provide them with a reasonable base level of monthly income relative to their role and responsibilities. Each of our Named Officers has an employment agreement that provides for a minimum level of base salary and upward adjustments at the discretion of the Board. For a summary of the material terms of the Named Officers’ employment agreements, please see “Narrative Disclosure to the 2013 Summary Compensation Table.”

Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibilities. During its review of base salaries for executive officers, the Committee primarily considers:

•	survey and published peer data provided by the Committee’s independent compensation consultant;

•	internal review of the executive’s compensation, both individually and relative to other executive officers; and

•	recommendations by our Chairman, President and Chief Executive Officer (on executives other than himself).

For 2013, after reviewing peer data and considering the other factors mentioned above under “Compensation Strategy,” the Committee increased the base salary of each of our Named Officers to maintain base salary around the median of our peers.

Employee Incentive Compensation Program

EICP Award Targets

Our EICP is an annual cash incentive program which provides guidelines for the calculation of annual cash incentive based compensation. The EICP program is intended to focus on and reward achievement of near term financial, operating and strategic priorities that we believe drive long-term value for unitholders. The Committee reviews peer data and internal parity in setting EICP award targets and for 2013 set EICP award targets for each Named Officer as a percentage of base salary.

EICP award targets for our Named Officers in 2013 were set as follows:

Named Officer	% of Base Salary
Mark E. Ellis	100%
Kolja Rockov	90%
Arden L. Walker, Jr.	90%
David B. Rottino	80%
Charlene A. Ripley	80%

Performance Measures

In early 2013, the Committee established 1) targets for quantitative performance measures based on our 2013 budget targets and budget ranges (other than unitholder return) and 2) qualitative strategic pathways designed to align with our strategy and future vision for the Company. To ensure the right level of focus on the quantitative performance measures, the Committee decided to weight the quantitative measures at 65% and the qualitative measures at 35% in the determination of the total EICP payout.

To provide the Committee the flexibility it needs to adjust for and react to macroeconomic events, such as dramatic changes in commodity prices or volatile capital markets, or to consider Company performance not otherwise reflected in the pre-established performance measures, the Committee prefers not to rely on a purely formulaic approach based on pre-established thresholds resulting in automatic payouts. No payment level is guaranteed. The Committee always retains discretion to determine awards as it thinks appropriate given all the circumstances at the time of award. See “Actual Results” below for the specific 2013 quantitative performance measures and budget targets and the qualitative strategic pathways. To determine the EICP payout levels for 2013, the Committee reviewed 1) the Company’s performance on the quantitative performance measures described below, and 2) the Company’s progress on and achievement of the qualitative strategic pathways.

Quantitative Performance Measures

For 2013, 65% percent of each Named Officer’s EICP Award opportunity was based on the Company’s performance with respect to the following measures set at the beginning of 2013:

a)	Operations—measured by actual production volumes, total cash costs (including lease operating expenses and general and administrative expenses) and cash costs on a per mcfe basis, each as compared to our budget;

b)	Ability to Pay Distribution—measured by:

1.	our cash flow per unit (defined below) compared to our budget for 2013; and

2.	our Distribution Coverage Ratio (defined below) as compared to our budget for 2013; and

c)	Relative Unitholder Return—measured by our total return for fiscal year 2013 compared to that of a peer group of energy master limited partnerships, selected due to management’s and the Committee’s view that these companies have historically been the peer group we believe analysts and investors follow most closely when comparing our total return. Similar to prior years, the Committee evaluated annual unitholder performance against the following peer group: EV Energy Partners, L.P., Crestwood Equity Partners LP (formerly Inergy, L.P.), Buckeye Partners, L.P., El Paso Pipeline Partners, L.P., Breitburn Energy L.P., Magellan Midstream Partners, L.P. and Nustar Energy L.P.

For purposes of determining performance relative to executive compensation, we define cash flow per unit as our net cash provided by operating activities plus discretionary adjustments considered by the Board (other than discretionary reductions for a portion of oil and natural gas development costs) divided by the number of units outstanding. We define Distribution Coverage Ratio as net cash provided by operating activities plus discretionary adjustments considered by the Board divided by total distributions to unitholders.

In setting the measures in January 2013, the Committee determined that the measures above should be weighted equally because the Committee believed that each was a factor important to the Company’s overall performance and none should be given more importance or weight than the others. See “Actual Results” below for how the Committee actually considered the objectives.

Qualitative Strategic Pathways

The other 35% of the EICP award opportunity was based on our achievement of or progress made on the following qualitative strategic pathways, which were recommended by management and reviewed by the Committee in January 2013:

a)	Consistent Operational Results and Execution;

b)	Acquisitions Excellence;

c)	Culture—People Development and Growth; and

d)	Access to Capital/Optimizing Capital Structure.

Actual Results

65% of the total EICP award opportunity is allocated to the quantitative performance measures described above. Upon completion of the fiscal year, the Committee reviewed and assessed our performance for each quantitative measure relative to our original budget, and as revised throughout the year (other than unitholder return) and made a subjective determination with respect to the Company’s achievement as compared to those metrics.

Results for 2013 were as follows:

	Revised Budget Target*		Revised Budget Range*	2013 Estimated Performance as of January 2014 (1)
Operations

Volumes (MMcfe/day)	843		780-906	811

Total Cash Costs (Lease Operating Expenses and General and Administrative Expenses) (in millions)	$552		$525-$579	$530

Cash Costs per Mcfe (Lease Operating Expenses and General and Administrative Expenses) ($/Mcfe)	$1.80		$1.93-$1.67	$1.79

Ability to Pay Distributions

Cash Flow/Unit	$4.67		$4.20-$5.14	$4.82

Distribution Coverage Ratio	0.95	x	.85x-1.05x	0.98	x

*	Budget targets and ranges were updated throughout the year to reflect acquisitions and divestitures but do not include the expected impact of the Berry acquisition.
(1)	The Committee based its decisions on estimates of 2013 performance available at the January 2014 Committee Meeting. Actual final results were released in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and the Company’s Earnings Release, filed on Current Report on Form 8-K, each filed on February 27, 2014.

Relative Unitholder Return. The below chart reflects our unitholder return in 2013 compared to what has been a consistent group of energy master limited partnerships over the last one, three and five year periods.

This information was compiled by us using publicly available information. The charts above do not represent the annual performance graph required by Item 201(e) of Regulation S-K, which can be found in Item 5 of our Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 27, 2014.

In reviewing the quantitative measures, the Committee focused on:

1)	our exceeding our revised budget targets in cash flow per unit and distribution coverage ratio;

2)	our cost reduction efforts resulting in lower than budgeted costs;

3)	our lower than budgeted volumes resulting from operational challenges;

4)	our negative total unitholder return for 2013; and

5)	our current unit price, which had rebounded from lows earlier in the year.

The Committee then reviewed our performance relative to the qualitative strategic pathways, which comprise the other 35% of the total EICP award opportunity, and determined the following with respect to those objectives:

Objective	Outstanding Results	Positive Results Despite Challenges
Consistent Operational Results and Execution		✓
Acquisitions Excellence	✓
Culture—People Development and Growth	✓
Access to Capital/Optimizing Capital Structure		✓

In reviewing the qualitative measures, the Committee reviewed examples of our success in each category and focused on:

1)	Our ability to execute, close and begin integration of the Berry acquisition despite significant obstacles and challenges, including lengthy regulatory review, the announcement of an informal inquiry by the Securities and Exchange Commission and multiple shareholder class action lawsuits;

2)	Our ability to structure innovative methods of financing despite reduced access to capital markets;

3)	Our success in lowering costs and maintaining safe and environmentally sound operations; and

4)	Our focus on maintaining a strong corporate culture and retaining employees through a challenging period of negative publicity for the Company.

In addition to reviewing the results of the quantitative and qualitative measures with a focus on the above mentioned factors and considering the objectives of the Company’s compensation program, the Committee used its subjective discretion and determined that an overall award of 95% of each Named Officer’s EICP award target was appropriate.

Generally, the Committee believes that the Company’s performance is a reflection of executive officer performance in total. The Committee may, however, apply discretion upward or downward to reflect individual performance. For 2013, the Committee did not make any differentiation in EICP awards due to individual performance; thus each Named Officer received approximately 95% of his or her EICP award target. As an example, Mr. Rockov, whose EICP award target was 90% of his base salary, received an award of approximately 85.5% of his base salary.

Long-Term Incentive Compensation

Our LTIP encourages participants to focus on our long-term performance and provides an opportunity for executive officers and other employees to increase their stake in our company through grants of our units based on a three-year vesting period. Long-term incentive awards benefit the Company by:

•	enhancing the link between the creation of unitholder value and long-term executive incentive compensation;

•	maintaining significant forfeitable equity stakes among executives thereby fostering retention; and

•	maintaining competitive levels of total compensation.

LTIP awards are typically made in January and have been intended primarily as forward looking long-term incentives. In determining the size of the awards generally, the Committee uses peer data as a guide and targets the total value of each grant such that each Named Officer’s LTIP award, when combined with base salary and bonus, would place the executives’ total direct compensation between the median and 75th percentile of similarly situated executives in our compensation peer group, depending on Company performance; however, the Committee also considers our performance in the prior year in determining the ultimate size of the award. The

Committee always has discretion to award above the 75th percentile in years where it determines that exceptional performance is achieved and below the median of the peer group in years of poor performance or when economic conditions dictate.

In determining the 2013 individual awards, the Committee considered the industry market data, our performance for the previous year, its subjective evaluation of the individual performances of each Named Officer, the relative responsibilities of each Named Officer role, and how each Named Officer contributed to our achievement of quantitative and qualitative performance measures.

In 2013, the Committee granted all of its awards as restricted units. The Committee believes that granting restricted units results in a simple, straightforward LTIP program and closely aligns the Company with how other energy master limited partnerships are currently using long term incentive awards. Because our Named Officers receive distributions on vested and unvested units at the same rate as all our unitholders, the Committee believes that restricted units closely align management’s interests with those of our unitholders, by providing incentive to maintain or increase the level of distributions. Due to the fact that the number of units available under the LTIP was constrained at the beginning of 2013, restricted unit grants to Named Officers were determined in January 2013, but were not made until December 2013 following the approval of an amendment to our LTIP to increase the number of units available for award. Earlier in 2013, when the Committee approved the level of grants to be made, the award levels determined were intended to be above-market awards to recognize the Company’s success in 2012. These awards fell in line with the Committee’s usual practice of awarding at levels to place total annual compensation between the median and 75th percentile at the time of determination but were below that level when actually awarded due to the unit price on the December grant date. The following table shows the intended value of the January awards, the associated number of units and the actual value of those awards when granted in December 2013.

Named Officer	Value of 2013 Award on Determination Date (1)	Number of Units Awarded	Grant Date Fair Value on December 16, 2013
Mark E. Ellis	$6,500,012	177,985	$5,245,218
Kolja Rockov	$2,500,013	68,456	$2,017,398
Arden L. Walker, Jr.	$2,500,013	68,456	$2,017,398
David B. Rottino	$1,500,022	41,074	$1,210,451

(1)	Value of award on determination date is not the fair value of the award on the determination date of January 23, 2013, but rather is the value calculated by multiplying the number of units awarded to such Named Officer by a $36.52 (the weighted average closing price for the Company’s units for 20 days comprised of the last 10 trading days in December 2012 and the first 10 trading days in January 2013), which was the multiplier used by the Company to determine the number of units to award all employees of the Company.

Restricted Unit Awards

For our Named Officers, our Executive Restricted Unit Grant Agreement provides for vesting in equal installments over three years and provides that upon termination of employment with us (a) by the Company other than for Cause, (b) by the officer with Good Reason, or (c) by reason of death, Disability or retirement (as those terms are defined below under the section titled “Payments Made Upon Termination Without Cause or For Good Reason”), all restrictions lapse and the grant immediately vests in full. Additionally, in the event of a change in control, the grant vests automatically and immediately in full upon the change in control.

Participants, including Named Officers, who receive restricted unit grants under the LTIP receive monthly distributions on all the units awarded (whether vested or unvested), with the units being retained in our transfer agent’s custody and subject to restrictions on sale or transfer until vested. The Committee does not include amounts received from monthly cash distributions in its calculations of total direct compensation for comparison to our compensation peer group.

Performance Unit Awards

In January 2014, the Committee implemented a new Performance Unit program that was intended to replace 25% of the annual restricted unit award and granted the Named Officers a new award of performance units. Our Executive Performance Unit Grant Agreement provides for a target number of units that will vest after a predetermined period of time based on the Company’s relative unitholder return against a performance peer group of comparably sized energy industry master limited partnerships. The initial 2014 award vests 50% after two years and 50% three years from the award date. On such vesting dates, the number of units that are actually issued will increase or decrease by a multiplier, which is based on the relative total unitholder return of the Company’s units versus the total shareholder return of a peer group of master limited partnerships. The ranking is determined by comparing the change in the trading price of the Company’s units during such vesting period plus any distributions during such vesting period against our peers’ change in the trading price of their equity during such vesting period plus any distributions, during the same vesting period.

The table below describes the payout multipliers (as a percent of the awarded units) associated with LINN’s unitholder return rank within the performance peer group:

Performance Ranking	Multiplier
90th percentile or above	200%
80th percentile	175%
70th percentile	150%
60th percentile	125%
50th percentile	100%
40th percentile	75%
30th percentile	50%
Below 30th percentile	0%

The Executive Performance Unit Grant Agreement provides that upon termination of employment with us (a) by the Company other than for Cause or (b) by the officer with Good Reason (as those terms are defined in the Executive’s employment agreement and described below under the section titled “Payments Made Upon Termination Without Cause or For Good Reason”), the grant vests on the originally scheduled vesting date at the performance level multiplier applicable on that date. If employment terminates by reason of death or Disability (as those terms are defined in the Executive’s employment agreement and described below under the section titled “Payments Made Upon Termination Without Cause or For Good Reason”), the grant immediately vests at the target level. Additionally, in the event of a change in control, the grant vests on the change in control date with the multiplier determined as if the vesting period ended on the change in control date instead of the originally scheduled date.

Participants who receive target performance units under the LTIP will receive additional performance units in lieu of any cash distributions on the unvested units awarded, in an amount equal to the value of such cash distribution divided by the fair market value of a unit on the record date for such distribution and such increased amount of units shall be deemed the target performance units.

Option Awards

Options, when awarded, are awarded at the NASDAQ closing price of our units on the date of the grant. The Committee has never granted options with an exercise price that is less than the closing price of our units on the grant date, nor has it granted options which are priced on a date other than the grant date and does not reprice options after issuance.

Other than the special incentive options awarded in October 2012 to recognize and reward the creativity and effort involved in the success of the IPO of LinnCo, Named Officer options granted by the Committee generally vest in equal installments over the first three years of the ten-year option term, with the vesting date scheduled in January of each year. Upon termination of the Named Officer’s employment with us (a) other than for Cause, (b) by the grantee with Good Reason, or (c) by reason of death, Disability or retirement (as those terms are defined below under the section titled “Payments Made Upon Termination Without Cause or For Good Reason”), the option grant automatically and immediately vests in full. Prior to the exercise of a unit option, the holder has no rights as a unitholder with respect to the units subject to such unit option, including voting rights or the right to receive distributions.

Unit Ownership Guidelines

In August 2009, the Committee adopted minimum unit ownership guidelines for our executive officers and non-employee directors. Each of our Named Officers is required to own such number of units representing a value that is the multiple of his or her base salary listed below:

•	Chairman, President and Chief Executive Officer: 5 times base salary

•	Executive Vice Presidents: 4 times base salary

•	Senior Vice Presidents: 3 times base salary

Our non-employee directors are required to own units representing a value that is three times the annual cash retainer for non-employee directors. The calculation of the applicable number of units is determined as of the last day of the fiscal year based on the average high and low closing price of the Company’s units on the NASDAQ Global Select Market for the prior 12 months and salary or cash retainer in effect as of the last day of the year. The Committee has discretion to allow sufficient time to permit the Named Officer or director to regain compliance with these guidelines should he or she fall out of compliance due to fluctuating unit price. The Committee believes that continued unit ownership by executives and non-employee directors helps tighten the alignment among the interests of board members, executives, and unitholders and demonstrate the Named Officers’ and directors’ confidence in the Company.

Restrictions on Pledging and Derivative Transactions

In January 2013, the Board approved certain amendments to the Company’s Policy on Trading in Securities which 1) restrict a Named Officer from pledging any Company securities that are subject to the Unit Ownership Guidelines described above and 2) prohibit any kind of derivative transaction involving Company or LinnCo securities.

Other Benefits

Termination Arrangements and Change in Control Provisions

We maintain employment agreements with our Named Officers to encourage their continued service during the term of the agreement. These agreements are described in more detail elsewhere in this Proxy Statement. Please read “Narrative Disclosure to the 2013 Summary Compensation Table.” These agreements provide for severance compensation to be paid if the officer’s employment is terminated under certain conditions as outlined in the applicable agreement, such as following a change in control, termination by us without cause, termination by the Named Officer for Good Reason, termination by us for “cause,” death or Disability.

The employment and other compensatory agreements between us and our Named Officers and the related severance provisions are designed to meet the following objectives:

•

Change of Control. In certain scenarios, a merger or acquisition of the Company by another person may be in the best interests of our unitholders. We provide severance compensation to the Named Officers if such officer’s employment terminates following a change of control transaction to promote the ability of the officer to act in the best interests of our unitholders even though his or her employment could be terminated as a result of the transaction.

•	Termination without Cause. If we terminate the employment of certain executive officers “without cause” as defined in the applicable agreement, we are obligated to pay the officer certain compensation and other benefits as described in greater detail in “Potential Payments Upon Termination or Change of Control” below. We believe these payments are appropriate because the terminated officer is generally bound by confidentiality obligations for five years, and nonsolicitation and non-compete provisions for one year after termination. Both parties have mutually agreed to severance terms that would be in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in the best interests of the Company and its unitholders.

Perquisites

We believe in a simple, straight-forward compensation program and as such, Named Officers have not in the past been provided unique perquisites or other personal benefits. The Committee periodically reviews our charitable contributions, the use of aircraft, vehicles and potential perquisites that could result in personal benefits to our Named Officers. Other than as described below, consistent with the Committee’s general strategy, no perquisites or other personal benefits exceeded $10,000 for any of our Named Officers in 2013.

Private Aircraft

Other than our Chairman, President and CEO, Named Officers and employees are discouraged from personal use of company leased aircraft. In an effort to provide for maximum efficiency and security in his travel, the Committee elected to provide 35 hours of flight time on company paid private aircraft in 2013 to our Chairman, President and CEO, at an approximate value of $350,000.

Tax Preparation

In an effort to provide for consistent personal income tax treatment among our Named Officers, the Committee authorized reimbursement, in an amount up to $10,000 per year, for personal income tax preparation services for each of our Named Officers.

Retirement Savings Plan

All employees, including our Named Officers, may participate in our Retirement Savings Plan, or 401(k) Plan. We provide this plan to help our employees save for retirement in a tax-efficient manner. Employees, including Named Officers, can contribute the maximum amount allowed by law. We currently make a matching contribution equal to 100% of the first 6% of eligible compensation contributed by the employee on a before-tax basis. As contributions are made throughout the year, plan participants become fully vested in the amounts contributed.

Nondiscriminatory Health and Welfare Benefits

All eligible employees, including our Named Officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Tax and Accounting Implications

Code Section 162(m). Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the principal executive officer, the principal financial officer and the three additional most highly compensated executive officers of a company (other than the principal executive officer or the principal financial officer), as reported in that company’s most recent proxy statement. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. As part of its role, the Committee reviews and considers the deductibility of executive compensation; however, due to our status as a publicly traded partnership for tax purposes rather than a publicly held corporation, we believe that the provisions of Section 162(m) are inapplicable to us.

Code Section 280G and Code Section 4999. We consider the impact of Sections 280G and 4999 of the Code in determining our post-termination compensation, and provide reimbursement for any excise tax, interest and penalties incurred if payments or benefits received due to a change of control would be subject to an excise tax under Section 4999 of the Code.

Code Section 409A. Section 409A of the Code provides that deferrals of compensation under a nonqualified deferred compensation plan or arrangement are to be included in an individual’s current gross income to the extent that such deferrals are not subject to a substantial risk of forfeiture and have not previously been included in the individual’s gross income, unless certain requirements are met. We structure our executive officer employment agreements, change of control plan and incentive plans, each to the extent they are subject to Section 409A, to be in compliance with Section 409A.

Accounting for Unit-Based Compensation. The Company recognizes expense for unit-based compensation over the requisite service period, in an amount equal to the fair value of unit-based payments granted.

Unitholder Advisory Vote on Executive Compensation

In 2011, our Unitholders approved a triennial non-binding advisory vote on executive compensation. As such, we had no advisory vote on executive compensation at our 2013 Annual Meeting.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted By:

Compensation Committee

Jeffrey C. Swoveland, Chair

George A. Alcorn

David D. Dunlap

Joseph P. McCoy

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent the foregoing report is specifically incorporated by reference therein.

2013 SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to the compensation paid for the fiscal year ended December 31, 2013 to our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (collectively, the Named Officers).

(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus ($)	(e) Unit Awards ($) (2)	(f) Option Awards ($) (2)	(g) Non-Equity Incentive Plan Compensation ($) (3)	(h) All other Compensation ($) (4)	(i) Total ($) (5)
Mark E. Ellis Chairman, President and Chief Executive Officer	2013 2012 2011	850,000 775,000 750,000	— — —	5,245,218 5,080,407 7,201,460	— 5,043,835 —	807,500 1,434,000 1,000,000	375,300 125,000 79,700	7,278,018 12,458,242 9,031,160

Kolja Rockov Executive Vice President and Chief Financial Officer	2013 2012 2011	475,000 430,000 415,000	— — —	2,017,398 2,032,170 2,469,071	— 2,123,720 —	406,000 716,000 470,000	25,300 25,000 14,700	2,923,698 5,326,890 3,368,771

Arden L. Walker, Jr. Executive Vice President and Chief Operating Officer	2013 2012 2011	475,000 430,000 415,000	— — —	2,017,398 2,032,170 2,057,566	— 2,123,720 —	406,000 716,000 470,000	25,300 25,000 14,700	2,923,698 5,326,890 2,957,266

David B. Rottino Executive Vice President and Chief Accounting Officer	2013 2012 2011	425,000 390,000 375,000	— — —	1,210,451 1,219,317 1,646,060	— 1,592,790 —	323,000 578,000 375,000	25,300 25,000 14,700	1,983,751 3,805,107 2,410,760

Charlene A. Ripley (1) Senior Vice President and General Counsel	2013 2012 2011	425,000 390,000 375,000	— — —	— 1,219,317 1,646,060	— 1,592,790 —	— 578,000 375,000	25,300 25,000 14,700	450,300 3,805,107 2,410,760

(1)	Effective February 27, 2013, Ms. Ripley resigned her position as Senior Vice President and General Counsel.
(2)	The amounts in columns (e) and (f) reflect the aggregate grant date fair value of awards granted under our LTIP, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 5 to our audited consolidated financial statements for the year ended December 31, 2013, included in our Form 10-K.
(3)	The amounts in column (g) reflect the cash awards approved by the Compensation Committee under our EICP for performance in 2011, 2012 and 2013. The 2011 amounts were not actually paid until February 2012, the 2012 amounts were not actually paid until February 2013 and the 2013 amounts were not actually paid until February 2014.
(4)	For each Named Officer, the amount shown in column (h) reflects (1) matching contributions allocated by us to each of our Named Officers pursuant to the Retirement Savings Plan (which is more fully described under the heading “-Other Benefits”) and (2) $10,000 paid by us for reimbursement of certain tax preparation expenses. Mr. Ellis’s 2013 amount also includes approximately $350,000 paid by us for personal usage of company-leased aircraft.
(5)

Distributions paid during 2013 on issued, but unvested units pursuant to the equity awards are not shown in column (i) because the fair value shown in column (e) reflects the value of distributions. Distributions are paid to our Named Officers at the same rate as all unitholders, currently $2.90 per unit on an annualized basis. Distributions paid in 2011, 2012 and 2013 are shown below.

Executive	2013 ($)	2012 ($)	2011 ($)
Mark E. Ellis	959,791	857,810	814,447
Kolja Rockov	365,674	319,989	317,393
Arden L. Walker, Jr.	355,372	287,477	242,614
David B. Rottino	223,527	197,708	189,200
Charlene A. Ripley	55,890	202,916	210,848

Narrative Disclosure to the 2013 Summary Compensation Table

Mark E. Ellis, Chairman, President and Chief Executive Officer.

We entered into a First Amended and Restated Employment Agreement with Mr. Ellis, effective December 17, 2008, as amended effective January 1, 2010, that provides for an annual base salary not less than $600,000, subject to annual review and upward adjustment by the Compensation Committee. Mr. Ellis is entitled to receive incentive compensation payable at the discretion of the Compensation Committee. The Compensation Committee may set, in advance, an annual target bonus. Mr. Ellis is eligible for awards under the LTIP at the discretion of the Compensation Committee. Under the LTIP and the related grant agreements, Mr. Ellis receives distributions payable on all vested and unvested restricted units at the same rate as that paid to all unitholders, currently $2.90 per unit on an annualized basis.

Mr. Ellis’s agreement contains certain confidentiality and non-compete obligations that restrict his ability to compete with our business for up to one year following his termination, unless the termination occurs within the change of control period (as defined in the agreement).

Kolja Rockov, Executive Vice President and Chief Financial Officer.

We entered into a Third Amended and Restated Employment Agreement with Mr. Rockov, effective December 17, 2008, that provides for an annual base salary of not less than $285,000, subject to annual review and upward adjustment by the Compensation Committee. The remaining terms governing Mr. Rockov’s compensation under the agreement are the same as Mr. Ellis’s employment agreement.

Arden L. Walker, Jr., Executive Vice President and Chief Operating Officer.

We entered into a First Amended and Restated Employment Agreement with Mr. Walker, effective December 17, 2008, and as amended on April 26, 2011, that provides for an annual base salary of $415,000, subject to annual review and upward adjustment by the Compensation Committee. The remaining terms governing Mr. Walker’s compensation under the agreement are the same as Mr. Ellis’s employment agreement.

David B. Rottino, Executive Vice President, Business Development and Chief Accounting Officer.

We entered into a Second Amended and Restated Employment Agreement with Mr. Rottino, effective December 17, 2008, that provides for an annual base salary of $235,000, subject to annual review and upward adjustment by the Compensation Committee. The remaining terms governing Mr. Rottino’s compensation under the agreement are the same as Mr. Ellis’s employment agreement.

Charlene A. Ripley, Senior Vice President and General Counsel.

LINN entered into a First Amended and Restated Employment Agreement with Ms. Ripley, effective December 17, 2008, that provides for an annual base salary of $255,000, subject to annual review and upward adjustment by the LINN Compensation Committee. The remaining terms governing Ms. Ripley’s compensation under the agreement are the same as Mr. Ellis’ employment agreement. Ms. Ripley’s agreement does not contain confidentiality and non-compete provisions. Effective February 27, 2013, Ms. Ripley resigned her position as LINN’s Senior Vice President and General Counsel.

Please read “Quantification of Payments on Termination” beginning on page 42 for a summary of the compensation upon termination provisions of each Named Officer’s employment agreement.

2013 GRANTS OF PLAN BASED AWARDS

(a)	(b)	(c)	(d)	(e)
Name	Grant Date (1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards Target ($) (2)	All Other Unit Awards: Number of Units (#)	Grant Date Fair Value of Unit and Option Awards ($) (3)
Mark E. Ellis	12/16/2013	850,000	177,985	5,245,218
Kolja Rockov	12/16/2013	427,500	68,456	2,017,398
Arden L. Walker, Jr.	12/16/2013	427,500	68,456	2,017,398
David B. Rottino	12/16/2013	340,000	41,074	1,210,451
Charlene A. Ripley (4)		340,000

(1)	In each case, the grant date is the same as the date of committee approval. The Compensation Committee also approved the following restricted unit grants and performance units to our Named Officers on January 23, 2014:

Executive	Restricted Unit Award	Performance Unit Award
Mark E. Ellis	158,177	52,726
Kolja Rockov	60,837	20,279
Arden L. Walker, Jr.	51,103	17,034
David B. Rottino	48,670	16,223

(2)	In January 2013, the Compensation Committee set EICP targets for 2013 as a percentage of base salary. There is no threshold or maximum payout; the Compensation Committee has discretion to adjust the actual award above or below the target. The amount shown represents the payout at target; the actual awards for 2013 (awarded on January 23, 2014) are shown in column (g) of the Summary Compensation Table.
(3)	The amounts shown in column (e) represent the grant date fair value for each award under FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 5 to our audited consolidated financial statements for the year ended December 31, 2013, included in our Form 10-K.
(4)	Effective February 27, 2013, Ms. Ripley resigned her position as LINN’s Senior Vice President and General Counsel and therefore did not receive a grant in 2013.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013

Name	Option Awards				Unit Awards
	Units Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Units That Have Not Vested (#)	Market Value of Unvested Units ($) (2)
Mark Ellis (3)	50,000	—	32.18	12/18/2016
Mark Ellis (3)	50,000	—	23.61	12/18/2017
Mark Ellis (3)	125,000	—	21.70	1/29/2018
Mark Ellis (3)	135,765	—	15.95	2/4/2019
Mark Ellis (7)	—	950,000	40.01	10/11/2019
Mark Ellis (4)					62,172	1,914,276
Mark Ellis (5)					90,851	2,797,302
Mark Ellis (6)					177,985	5,480,158
Kolja Rockov (3)	111,250	—	21.00	1/19/2016
Kolja Rockov (3)	85,000	—	27.94	12/6/2016
Kolja Rockov (3)	83,350	—	21.70	1/29/2018
Kolja Rockov (3)	88,625	—	15.95	2/4/2019
Kolja Rockov (7)	—	400,000	40.01	10/11/2019
Kolja Rockov (4)					21,316	656,320
Kolja Rockov (5)					36,340	1,118,909
Kolja Rockov (6)					68,456	2,107,760
Arden Walker (3)	50,000	—	33.00	2/5/2017
Arden Walker (3)	45,850	—	21.70	1/29/2018
Arden Walker (3)	57,700	—	15.95	2/4/2019
Arden Walker (7)	—	400,000	40.01	10/11/2019
Arden Walker (4)					17,763	546,923
Arden Walker (5)					36,340	1,118,909
Arden Walker (6)					68,456	2,107,760
David Rottino (3)	50,000	—	24.29	6/9/2018
David Rottino (3)	42,240	—	15.95	2/4/2019
David Rottino (7)	—	300,000	40.01	10/11/2019
David Rottino (4)					14,211	437,557
David Rottino (5)					21,804	671,345
David Rottino (6)					41,074	1,264,668

(1)	Except as otherwise indicated, options expire ten years from date of grant.
(2)	Based on the closing sales price of our units on December 31, 2013 of $30.79.
(3)	These unit options are fully vested as of the date of this Proxy Statement.
(4)	These restricted unit awards vest in three equal installments on January 28, 2012, 2013 and 2014.
(5)	These restricted unit awards vest in three equal installments on January 26, 2013, 2014 and 2015.
(6)	These restricted unit awards vest in three equal installments on January 19, 2014, 2015 and 2016.
(7)	These unit options vest in full on January 19, 2016, and expire seven years from the date of grant.

2013 OPTION EXERCISES AND UNITS VESTED

	Option Awards		Unit Awards
(a) Name	(b) Number of Units Acquired on Exercise (#)	(c) Value Realized on Exercise ($)	(d) Number of Units Acquired on Vesting (#)	(e) Value Realized on Vesting ($) (1)
Mark E. Ellis (2)	—	—	146,387	5,687,135
Kolja Rockov (3)	—	—	54,033	2,099,182
Arden L. Walker, Jr. (4)	—	—	46,238	1,796,346
David B. Rottino (5)	—	—	32,993	1,281,778
Charlene A. Ripley (6)	112,275	1,701,508	34,811	1,352,407

(1)	The value realized represents the total fair market value of the shares on the option exercise or unit vesting date reported as earned compensation during 2013.
(2)	Mr. Ellis vested and sold 58,042 units to satisfy statutory federal payroll tax withholding requirements.
(3)	Mr. Rockov vested and sold 19,121 units to satisfy statutory federal payroll tax withholding requirements.
(4)	Mr. Walker vested and sold 15,832 units to satisfy statutory federal payroll tax withholding requirements.
(5)	Mr. Rottino vested and sold 10,250 units to satisfy statutory federal payroll tax withholding requirements.
(6)	Ms. Ripley vested and sold 11,016 units to satisfy statutory federal payroll tax withholding requirements.

PENSION BENEFITS

We do not provide pension benefits for our Named Officers or other employees. Retirement benefits are provided through the Retirement Savings Plan, as discussed previously.

NON-QUALIFIED DEFERRED COMPENSATION

We do not have a non-qualified deferred compensation plan. The Retirement Savings Plan is a 401(k) deferred compensation arrangement and a qualified plan under section 401(a) of the Internal Revenue Code (Code).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Payments Made Upon Termination For Any Reason

Under each of our Named Officer’s employment agreement, regardless of the manner in which his or her employment terminates, the executive will be entitled to receive amounts earned (but unpaid) during his term of employment. Such amounts include:

•	earned, but unpaid base salary;

•	unused vacation pay;

•	amounts contributed and vested through our Retirement Savings Plan; and

•	any other amounts that may be reimbursable by us to the Named Officer under his or her employment agreement.

Payments Made Upon Termination Without Cause or for Good Reason

In addition to the payments described above, in the event of termination by us other than for “Cause” or termination by the executive for “Good Reason” except in the event of a change of control, each Named Officer’s employment agreement provides for severance payments equal to two times the Named Officer’s highest base salary in effect at any time during the 36 months prior to the date of the termination. Each Named Officer will also receive his earned, but unpaid EICP awards determined as follows:

(i) If the Named Officer was employed for the entire previous year but was terminated prior to the Compensation Committee finally determining his or her EICP award for the preceding year, then the Named Officer will be deemed to have been awarded 100% of his target EICP award for that year; or

(ii) If the Named Officer was employed for the entire previous year and the Compensation Committee had already finally determined the EICP award for the preceding year by the date of termination, but it had not yet been paid, then the Named Officer will receive the actual amount of the EICP award; plus in either case an amount representing a pro-rata, deemed (assuming an award at 100% of his or her target) EICP award for the fiscal year in which the termination date occurs. We will also pay our portion of COBRA continuation coverage, as well as pay certain costs of continuing medical coverage after the expiration of the maximum required period under COBRA. The footnotes to the table below describe each Named Officer’s specific severance payments.

In addition, in the event of termination by us other than for “Cause” or termination by the Named Officer for “Good Reason,” all outstanding restricted unit and unit option awards will vest in full.

We will have “Cause” to terminate the Named Officer’s employment by reason of any of the following: a) his or her conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to us (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct; b) his or her repeated intoxication by alcohol or drugs during the performance of his or her duties; c) his or her willful and intentional misuse of any of our funds; d) embezzlement by him or her; e) his or her willful and material misrepresentations or concealments on any written reports submitted to us; f) his or her willful and intentional material breach of his or her employment agreement; g) his or her willful and material failure to follow or comply with the reasonable and lawful written directives of the Board; or h) conduct constituting a material breach of our then current (A) Code of Business Conduct and Ethics, and any other written policy referenced therein, or (B) the Code of Ethics for Chief Executive Officer and Senior Financial Officers, if applicable, provided that in each case the Named Officer knew or should have known such conduct to be a breach.

“Good Reason” will mean any of the following to which the Named Officer will not consent in writing: (i) a reduction in his or her then current base salary; (ii) failure by us to pay in full on a current basis (A) any of the compensation or benefits described in the Named Officer’s employment agreement that are due and owing, or (B) any amounts that are due and owing to the Named Officer under any long-term or short-term or other incentive compensation plans, agreements or awards; (iii) material breach of any provision of the Named Officer’s employment agreement by us; (iv) any material reduction in the Named Officer’s title, authority or responsibilities; or (v) a relocation of the Named Officer’s primary place of employment to a location more than fifty (50) miles from our then current location in Houston, Texas.

If the Named Officer is terminated for “Cause” or voluntarily terminates his or her employment without “Good Reason,” the Named Officer will receive only the amounts identified under “Payments Made Upon Termination For Any Reason.”

Payments Made Upon Death, Disability

In the event of the death or “Disability” of a Named Officer, he or she will receive amounts earned (but unpaid) during his term of employment as described above. In addition, upon the death or “Disability” of a Named Officer, all outstanding restricted units and unit option awards will vest in full. “Disability” means the earlier of (a) written determination by a physician selected by us and reasonably agreed to by the Named Officer that the Named Officer has been unable to perform substantially his or her usual and customary duties for a period of at least one hundred twenty (120) consecutive days or a non-consecutive period of one hundred eighty (180) days during any twelve-month period as a result of incapacity due to mental or physical illness or disease; and (b) “Disability” as such term is defined in our applicable long-term disability insurance plan.

Payments Made Upon a Termination Following a Change of Control

Our LTIP and the employment agreements with each Named Officer provide certain benefits if his or her employment is terminated by us without Cause (as defined above) or by the Named Officer for Good Reason (as defined above) during the period beginning six (6) months prior to a Change of Control and ending two (2) years following the Change of Control.

In addition to the earned benefits and amounts listed under the heading “Payments Made Upon Termination For Any Reason,” the Named Officer will receive:

•	a lump sum severance payment that ranges from two to three times the sum of the Named Officer’s base salary at the highest rate in effect at any time during the thirty-six (36) month period immediately preceding the termination date, plus the highest EICP award that the Employee was paid in the thirty-six (36) months immediately preceding the Change of Control;

•	COBRA continuation coverage as described above upon a termination without “Cause” or for “Good Reason;”

•	his or her earned, but unpaid EICP award determined as described above upon a termination without “Cause” or for “Good Reason;”

•	an amount equal to the excise tax charged to the Named Officer as a result of the receipt of any change of control payments; and

•	all restricted unit and unit options awards held by the Named Officer will automatically vest and become exercisable.

With respect to the definition of “Change of Control,” each of the Named Officers’ employment agreements is the same. “Change of Control” means the first to occur of:

1.	The acquisition by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Exchange Act) (a Person) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of either (A) the then-outstanding equity interests of LINN (the Outstanding Linn Energy Equity) or (B) the combined voting power of the then-outstanding voting securities of LINN entitled to vote generally in the election of directors (the Outstanding Linn Energy Voting Securities); provided, however, that, for purposes of this Section 1, the following acquisitions will not constitute a Change of Control: (1) any acquisition directly from LINN, (2) any acquisition by LINN, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by LINN or any affiliated company, or (4) any acquisition by any corporation or other entity pursuant to a transaction that complies with Section (3)(A), Section (3)(B) or Section (3)(C) below;

2.	Any time at which individuals who, as of the date hereof, constitute the Board (the Incumbent Board) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by LINN’s Unitholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board;

3.	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving LINN or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of LINN, or the acquisition of assets or equity interests of another entity by LINN or any of its subsidiaries (each, a Business Combination), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Linn Energy Equity and the Outstanding Linn Energy Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation or other entity that, as a result of such transaction, owns LINN or all or substantially all of LINN’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Linn Energy Equity and the Outstanding Linn Energy Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of LINN or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty-five percent (35%) or more of, respectively, the then-outstanding equity interests of the corporation or other entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or other entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation or equivalent body of any other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

4.	Consummation of a complete liquidation or dissolution of LINN.

Excise Taxes

If any benefits payable or otherwise provided under each Named Officer’s employment agreement would be subject to the excise tax imposed by Section 4999 of the Code (Excise Tax), then we will provide for the payment of, or otherwise reimburse the executive for, an amount up to such Excise Tax and any related taxes, fees or penalties thereon.

Non-Competition Provisions

The non-competition provisions of the employment agreements of each of the Named Officers are described above in the section of the Proxy Statement titled “Narrative Disclosure to the 2013 Summary Compensation Table.”

Quantification of Payments on Termination

The chart below reflects the amount of compensation to each of our Named Officers in the event of termination of such officer’s employment pursuant to his or her employment agreement and our LTIP. The amount of compensation payable to each Named Officer upon voluntary termination with “Good Reason,” involuntary termination other than for “Cause,” termination following a “Change of Control” and the occurrence of the “Disability” or death of the executive is shown below. The amounts shown are calculated assuming that such termination was effective as of December 31, 2013, and thus include amounts earned through such time (other than amounts payable pursuant to our Retirement Savings Plan) and are estimates of the amounts which would be paid to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of the Named Officer’s actual separation from us.

Name and Reason for Termination	Severance Pay ($)	Bonus ($) (4)	Health Benefits ($)	Early Vesting of Equity Awards ($) (a)	Estimated Tax Gross Up ($) (5)	Total ($)
Mark E. Ellis (1)
Without cause or good reason	1,700,000	850,000	44,222	10,191,736	—	12,785,958
Change of Control	6,852,000	850,000	66,333	10,191,736	—	17,960,069
Disability, Death	—	850,000	—	10,191,736	—	11,041,736

Kolja Rockov (2)
Without cause or good reason	950,000	427,500	50,536	3,882,988	—	5,311,024
Change of Control	2,977,500	427,500	63,170	3,882,988	—	7,351,158
Disability, Death	—	427,500	—	3,882,988	—	4,310,488

Arden L. Walker, Jr. (2)
Without cause or good reason	950,000	427,500	30,423	3,773,592	—	5,181,515
Change of Control	2,977,500	427,500	30,423	3,773,592	—	7,209,015
Disability, Death	—	427,500	—	3,773,592	—	4,201,092

David B. Rottino (3)
Without cause or good reason	850,000	340,000	43,879	2,373,570	—	3,607,449
Change of Control	2,006,000	340,000	43,879	2,373,570	—	4,763,449
Disability, Death	—	340,000	—	2,373,570	—	2,713,570

(a)	Closing price of units on December 31, 2013 was $30.79. All awards under the LTIP fully vest upon termination without cause, good reason, death, disability or a change of control (as each is defined in the respective employment agreements).
(1)	If Mr. Ellis’ employment is terminated without cause or by employee for good reason, his employment agreement provides that, in addition to the amounts earned but unpaid, (1) he will receive a lump sum severance payment of two times his base salary at the highest rate in effect at any time during the thirty-six (36) month period immediately preceding the termination (Severance Pay), (2) we will pay our portion of COBRA continuation coverage, as well as pay certain costs of continuing medical coverage for Mr. Ellis for up to six months after the expiration of the maximum required period under COBRA, and (3) all of Mr. Ellis’s granted but unvested awards under the LTIP shall immediately vest.

If Mr. Ellis is terminated without cause or by him for good reason during the period beginning six (6) months prior to a Change of Control and ending two (2) years following a Change of Control (COC Period), he is entitled to the same severance benefits described above, except that (1) the Severance Pay will be three times the sum of a) his highest base salary in effect at any time during the 36-month period immediately preceding termination (Highest Base Salary) and b) his highest annual EICP award in the 36 months prior to the change of control (Highest EICP Award) and (2) the period for continued coverage of medical benefits will be up to eighteen months after the expiration of the maximum period required by COBRA. Mr. Ellis will also receive a gross up of any Excise Tax (Excise Tax Gross Up) and of any Section 409A penalties and interest.

(2)	If either of Mr. Rockov or Mr. Walker is terminated without cause or by him for good reason, his employment agreement provides for severance benefits substantially similar to Mr. Ellis. If Mr. Rockov or Mr. Walker is terminated without cause or by him for good reason during the COC Period, each will be entitled to substantially the same benefits as Mr. Ellis except that 1) his Severance Pay is 2.5 times the sum of his Highest Base Salary and Highest EICP Award and 2) the period for continued coverage of medical benefits will be up to twelve months after the expiration of the maximum required period under COBRA. Mr. Rockov’s and Mr. Walker’s employment agreements include the Excise Tax Gross Up but no gross up for penalties or interest under Section 409A.
(3)	If Mr. Rottino is terminated without cause or by him for good reason, the employment agreement provides for severance benefits substantially similar to Mr. Ellis. If Mr. Rottino is terminated without cause or by him for good reason during the COC Period, he will be entitled to substantially the same benefits as Mr. Ellis, except (1) Severance Pay shall be two times the sum of his Highest Base Salary and Highest EICP Award and (2) the period for continued coverage of medical benefits will remain up to six months after the expiration of the maximum required period under COBRA. Mr. Rottino’s employment agreement includes the Excise Tax Gross Up but no gross up for penalties or interest under Section 409A.
(4)	The amounts listed under Bonus represent each Named Officer’s target EICP award for 2013. As described above under “-Payments Made Upon Termination Without Cause or for Good Reason,” if the Named Officer was employed for the entire previous year but was terminated prior to the Compensation Committee finally determining his or her EICP award for the preceding year (in the hypothetical case presented in the table above, on December 31, 2013), he or she would have received his or her target EICP award. The Compensation Committee determined actual EICP awards for 2013 performance on January 23, 2014; the actual awards for each Named Officer are identified in column (g) of the Summary Compensation Table, but are not reflected in the table above.
(5)	Using a hypothetical termination date of December 31, 2013, we determined that none of our Named Officers would have “excess parachute payments” as defined in Section 280G of the Code; thus none would be entitled to a tax gross up.

DIRECTOR COMPENSATION

We use a combination of cash and unit-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us as well as the skill level required by us of members of our Board.

Annual Retainer and Fees. In 2013, each non-employee director (as determined by our Board pursuant to applicable NASDAQ listing standards) received the following cash compensation for serving on our Board:

•	Annual cash retainer of $90,000 paid in four quarterly installments;

•	Annual committee chair fees of:

•	$15,000 for our Audit Committee chair paid in four quarterly installments;

•	$7,500 for our Nominating and Governance Committee chair paid in four quarterly installments; and

•	$10,000 for our Compensation Committee chair paid in four quarterly installments;

•	Annual LinnCo director fee of $15,000 (for directors serving on the boards of both the Company and LinnCo), payable quarterly; and

•	Annual lead director fee of $10,000, payable quarterly.

Additionally, our Conflicts Committee members received a one-time payment of $15,000 in 2013.

Restricted Unit Grant. In January 2013, the Compensation Committee approved an annual grant of 5,205 restricted units to each of the Company’s non-employee directors. Restricted units are granted under the Company’s LTIP and vest over three years. The restricted units have the same terms and conditions as grants made to our Named Officers.

2013 Director Summary Compensation Table

The table below summarizes the compensation we paid to our non-employee directors for the fiscal year ended December 31, 2013.

(a) Name (1)	(b) Fees Earned or Paid in Cash ($)	(c) Unit Awards ($) (2) (3)	(d) All Other Compensation ($) (4)	(e) Total ($)
George A. Alcorn	97,500	198,258	57,659	353,417
David D. Dunlap	115,000	198,258	28,924	342,182
Michael C. Linn	90,000	198,258	106,726	394,984
Joseph P. McCoy	105,000	198,258	48,960	352,218
Jeffrey C. Swoveland	115,000	198,258	57,659	370,917
Terrence S. Jacobs (5)	—	198,258	57,659	255,917
Linda M. Stephens (5)	—	—	—	—
Stephen J. Hadden (6)	—	—	—	—

(1)	Mark E. Ellis, our Chairman, President and Chief Executive Officer, is not included in this table as he was an employee in 2013 and thus received no additional compensation for his service as director. Mr. Ellis’s compensation is shown in the Summary Compensation Table above.

(2)	Reflects the aggregate grant date fair value of 2013 awards computed in accordance with FASB ASC Topic 718. The following represents outstanding unit grant awards as of December 31, 2013:

Director	Phantom Unit Awards (#)	Value at Grant Date ($)	Vested Phantom Units (#)	Vested Unit Options (#)	Exercise Price ($)	Restricted Unit Awards (#)	Value at Grant Date ($)
George A. Alcorn	9,946	277,918	9,946	2,000	20.18	9,939	376,809
David D. Dunlap	—	—	—	—	—	9,975	365,781
Michael C. Linn	—	—	—	—	—	36,807	1,414,182
Joseph P. McCoy	6,946	196,798	6,946	—	—	9,939	376,809
Jeffrey C. Swoveland	9,946	277,918	9,946	10,000	20.18	9,939	376,809
Terrence S. Jacobs*	9,946	277,918	9,946	—	—	9,939	376,809
Linda M. Stephens*	—	—	—	—	—	5,205	153,391
Stephen J. Hadden*	—	—	—	—	—	—	—

*	Mr. Jacobs and Ms. Stephens resigned as directors of the Company in February 2013 but continue to serve as directors of LinnCo. In that capacity, they continue to receive Company restricted unit grants; thus their outstanding unit grant awards as of December 31, 2013 are provided here. Mr. Hadden had no outstanding awards as of December 31, 2013.
(3)	In addition, the Committee approved the following restricted unit grants to our Directors (and Mr. Jacobs and Ms. Stephens, as directors of LinnCo) on January 23, 2014:

Director	Restricted Unit Awards (#)	Value at Grant Date ($)
George A. Alcorn	6,170	206,387
David D. Dunlap	6,170	206,387
Michael C. Linn	6,170	206,387
Joseph P. McCoy	6,170	206,387
Jeffrey C. Swoveland	6,170	206,387
Stephen J. Hadden	6,170	206,387
Terrence S. Jacobs	6,170	206,387
Linda M. Stephens	6,170	206,387

(4)	Reflects the dollar amount of distributions paid in 2013 on the phantom and restricted units reported in footnote (2) above.
(5)	Mr. Jacobs and Ms. Stephens resigned from the Board in February 2013.
(6)	Mr. Hadden joined the Board in December 2013 and did not receive any compensation in 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of February 24, 2014, the number of units beneficially owned by: (i) each person who is known to us to beneficially own more than 5% of a class of units; (ii) the current directors and nominees of our Board; (iii) each Named Officer; and (iv) all current directors and executive officers as a group. We obtained certain information in the table from filings made with the SEC. Unless otherwise noted, each beneficial owner has sole voting power and sole investment power.

Name of Beneficial Owner(1)	Units Beneficially Owned	Percentage of Units Beneficially Owned
LinnCo, LLC	128,503,236	38.7%
Mark E. Ellis (2)(3)(4)	1,472,620	*
Kolja Rockov (2)(3)(5)	871,608	*
Arden L. Walker, Jr. (2)(3)(6)	493,809	*
David B. Rottino (2)(3)(7)	314,530	*
George A. Alcorn (2)(3)(8)	45,656	*
David D. Dunlap (2)(3)	22,645	*
Stephen J. Hadden (2)(3)	10,320	*
Michael C. Linn (2)(3)	525,701	*
Joseph P. McCoy (2)(3)(9)	37,640	*
Jeffrey C. Swoveland (2)(3)(10)	52,936	*
All executive officers and directors as a group (13 persons) (11)	4,044,131	1.2%

*	Less than 1% of class based on 331,416,507 units outstanding as of the Record Date.
(1)	To our knowledge after reviewing Schedule 13G/Ds filed with the SEC, LinnCo, LLC is the only holder of which we are aware that beneficially own more than 5% of our units.
(2)	The address of each beneficial owner, unless otherwise noted, is c/o Linn Energy, LLC, 600 Travis, Suite 5100, Houston, Texas 77002.
(3)	Includes unvested restricted unit awards that vest in equal installments, generally over approximately three years and performance units that vest based on certain performance criteria. Please see “Outstanding Equity Awards at December 31, 2013” and “Director Compensation” for vesting schedule of unvested awards to officers and directors, respectively.
(4)	Includes 75,000 units as investment trustee for trusts held by immediate family members as to which Mr. Ellis disclaims beneficial ownership. Includes 360,765 units underlying options currently exercisable. Includes 586,403 units Mr. Ellis has pledged to secure certain personal accounts.
(5)	Includes 400 units as custodian under certain Uniform Gifts to Minors Accounts (UGMA) for immediate family members as to which Mr. Rockov disclaims beneficial ownership. Includes 281,014 units Mr. Rockov has pledged to secure certain personal accounts and 368,225 units underlying options currently exercisable.
(6)	Includes 153,550 units underlying options currently exercisable.
(7)	Includes 92,240 units underlying options currently exercisable.
(8)	Includes 2,000 units underlying options currently exercisable and 9,946 phantom units.
(9)	Includes 6,946 phantom units.
(10)	Includes 10,000 units underlying options currently exercisable and 9,946 phantom units.
(11)	Percentage ownership of executive officer and directors is based on total units outstanding as of the Record Date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In the ordinary course of our business, we purchase products or services from, or engage in other transactions with, various third parties. Occasionally, these transactions may involve entities that are affiliated with one or more members of our Board. When they occur, these transactions are conducted in the ordinary course and on an arms-length basis.

Review and Approval of Related Party Transactions

We review all relationships and transactions in which our company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. We have developed and implemented processes and controls to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our annual proxy statement. In addition, our Audit Committee or Board (if appropriate) reviews and approves or ratifies or disapproves any related person transaction that is required to be disclosed. In the course of its review of a disclosable related party transaction, consideration is given to:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters deemed appropriate.

Any director who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; provided, however, that such director may be counted in determining the presence of a quorum at the meeting where the transaction is considered.

Relationship with LinnCo, LLC

General. After giving effect to LinnCo’s acquisition of Berry and subsequent contribution of Berry to us, LinnCo owns approximately 38.7% of our outstanding units. We control LinnCo’s management and operations through our ownership of LinnCo’s sole voting share.

Omnibus Agreement. Concurrent with the closing of LinnCo’s initial public offering on October 17, 2012 (the LinnCo IPO), we entered into an omnibus agreement with LinnCo pursuant to which we agree to provide LinnCo with certain financial, legal, accounting, tax advisory, financial advisory and engineering services. We also agree to pay on LinnCo’s behalf, or reimburse LinnCo for, any expenses incurred in connection with securing these services from third parties, as well as printing costs and other administrative and out-of-pocket expenses LinnCo incurs, along with any other expenses LinnCo may have incurred in connection with the IPO or will incur in any future offering of its shares or as a result of being a publicly traded entity, including costs associated with annual, quarterly and other reports to its shareholders, tax return and Form 1099 preparation and distribution, NASDAQ listing fees, printing costs, independent auditor fees and expenses, legal counsel fees and expenses, limited liability company governance and compliance expenses and registrar and transfer agent fees. We will also provide LinnCo with cash management services, including treasury services with respect to the payment of dividends and allocation of reserves for taxes. These cash management services are intended to optimize the use of LinnCo’s cash on hand and to reduce the likelihood of a change in the amount of any dividend paid to LinnCo’s shareholders across periods other than as a result of any change in the amount of distributions paid by us. In addition, we will indemnify LinnCo and its officers and directors for damages suffered or costs incurred (other than income taxes payable by LinnCo) in connection with carrying out LinnCo’s activities. Finally, we have granted LinnCo a license to utilize its trademarks.

Future Offerings. LinnCo will purchase from us a number of our units equal to or greater than the number of shares LinnCo sells in any future offering for an amount equal to or less than the net cash proceeds of such offering (after deducting underwriting discounts but before payment of other offering expenses) plus any properties or assets received by LinnCo in such offering. As a result, we will indirectly bear the cost of any underwriting discounts associated with future offerings of LinnCo’s common shares. In connection with the Berry acquisition, LinnCo amended its limited liability company agreement to give effect to certain changes relating to issuances of additional securities by LinnCo.

Contribution Agreement. On February 20, 2013, we entered into a contribution agreement, as amended on November 3, 2013 (as amended, the Contribution Agreement), with LinnCo with respect to our issuance of units to LinnCo in connection with the contribution by LinnCo of all of the outstanding limited liability company interests in Linn Acquisition Company, LLC, the entity that acquired Berry, to us. The Contribution Agreement was consummated on December 16, 2013. Under the Contribution Agreement, at the end of each calendar year 2013, 2014 and 2015, we will work together with LinnCo in good faith to evaluate whether, in addition to any distribution to which LinnCo is entitled with respect to our units that it holds, we will make one or more special distributions to LinnCo solely out of funds available to make “operating cash flow distributions” (as such term is defined in Treasury Regulations Section 1.707-4(b)(2)) to reasonably compensate LinnCo for the actual increase in tax liability to LinnCo, if any, resulting from the allocation of depreciation, depletion and amortization and other cost recovery deductions using the “remedial allocation method” pursuant to Treasury Regulations Section 1.704-3(d), with respect to the assets acquired pursuant to the Contribution Agreement.

Related Party Transactions

Mr. Dunlap, a member of the Board, is the President and Chief Executive Officer of Superior, which provides certain oilfield services to LINN. According to disclosures made by Mr. Dunlap, for the year ended December 31, 2013, LINN was billed approximately $26.7 million by Superior and its subsidiaries for services rendered to LINN. These transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions and do not represent more than 5% of the consolidated gross revenues of Superior. The Board has determined that LINN’s relationship with Superior would not interfere with Mr.  Dunlap’s exercise of his independent judgment in carrying out his responsibilities as a director of LINN.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of our common units to file reports of ownership and changes in ownership concerning our common units with the SEC and to furnish us with copies of all Section 16(a) forms they file. Based solely upon our review of the Section 16(a) filings that have been received by us and written representations that no other reports were filed, we believe that all filings required to be made under Section 16(a) during 2013 were timely made, except as noted in the following paragraphs.

Messrs. George A. Alcorn, David D. Dunlap, Terrence S. Jacobs, Michael C. Linn, Joseph P. McCoy and Jeffrey C. Swoveland, directors of LINN, did not timely report beneficial ownership of 5,205 restricted units awarded to each of them on January 23, 2013. Beneficial ownership of these restricted units was reported on a Form 4 with respect to Mr. Dunlap in February 2013, with respect to Mr. Jacobs in May 2013 and the other directors in December 2013.

Mr. David B. Rottino, Executive Vice President, Business Development and Chief Accounting Officer of LINN, did not timely report purchase of units of LINN in the aggregate amount of 2,793 units throughout 2013 and 2014 via automatic distribution reinvestment. The change in beneficial ownership was reported on a Form 4/A in March 2014.

UNITHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Unitholders may propose matters to be presented at unitholders’ meetings and may also recommend persons for nomination or nominate persons to be directors, subject to the formal procedures that have been established under our limited liability company agreement.

Proposals for 2015 Annual Meeting

Pursuant to rules promulgated by the SEC, any proposals of unitholders of our company intended to be presented at the Annual Meeting of Unitholders to be held in 2015 and included in our Proxy Statement and form of proxy relating to that meeting, must be received at our principal executive offices, 600 Travis, Suite 5100, Houston, Texas 77002, no later than December 12, 2014. Such proposals must be in conformity with all applicable legal provisions, including Rule 14a-8 of the General Rules and Regulations under the Securities Exchange Act of 1934.

In addition to the SEC rules described in the preceding paragraph, pursuant to Section 11.13 of our limited liability company agreement, only proposals of business made in accordance with the following procedures are eligible for consideration by our unitholders at an annual meeting of unitholders. Proposals may be made only (i) by or at the direction of our Board or (ii) by any holder of units who is entitled to vote at the meeting and who complied with the following notice procedures. For proposals to be properly brought before an annual meeting by a unitholder:

(i) the unitholder must have given timely notice thereof in writing to our Corporate Secretary;

(ii) such business must be a proper matter for unitholder action under our limited liability company agreement and the Delaware Act;

(iii) if the unitholder, or the beneficial owner on whose behalf any such proposal is made, has provided us with a solicitation notice, such unitholder or beneficial owner must have delivered a proxy statement and form of proxy to holders of at least the percentage of outstanding units required under our limited liability company agreement or Delaware law to carry any such proposal, and must have included in such materials the solicitation notice; and

(iv) if no solicitation notice relating thereto has been timely provided, the unitholder or beneficial owner proposing such business must not have solicited a number of proxies sufficient to have required the delivery of such a solicitation notice.

Our limited liability company agreement provides that to be timely, a unitholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. For a proposal of business to be considered at the 2015 Annual Meeting of Unitholders, a unitholder’s notice should be properly submitted to our Corporate Secretary at our principal executive offices, 600 Travis, Suite 5100, Houston, Texas 77002, no later than December 12, 2014, but not earlier than November 12, 2014.

A unitholder’s notice to our Corporate Secretary must set forth (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such unitholder and the beneficial owner, if any, on whose behalf the proposal is made; and (b) as to the unitholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and address of such unitholder, as they appear on our books, and of such beneficial owner, (ii) the class and number of units which are owned beneficially and of record by such unitholder and such beneficial owner, and (iii) whether either such unitholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of units required under our limited liability company agreement or Delaware law to carry the proposal.

Nominations for 2015 Annual Meeting

Pursuant to Section 11.13(b) of our limited liability company agreement, only persons who are nominated in accordance with the following procedures are eligible for election as directors. Nominations of persons for election to our Board may be made at a meeting of unitholders only (a) by or at the direction of our Board or (b) by any unitholder of our company: (i) who is entitled to vote at the meeting, (ii) who was a record holder of a sufficient number of units as of the record date for such meeting to elect one or more members to our Board assuming that such holder cast all of the votes it is entitled to cast in such election in favor of a single candidate and such candidate received no other votes from any other holder of units (or, in the case where such holder holds a sufficient number of units to elect more than one director, such holder votes its units as efficiently as possible for such candidates and such candidates receive no further votes from holders of outstanding units) and (iii) who complies with the following notice procedures. All nominations, other than those made by or at the direction of our Board, must be made pursuant to timely notice in writing to our Corporate Secretary. With respect to director elections held at our Annual Meetings, our limited liability company agreement provides that to be timely, a unitholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. For a nomination of any person for election to our Board to be considered at the 2015 Annual Meeting of Unitholders, it must be properly submitted to our Corporate Secretary at our principal executive offices, 600 Travis, Suite 5100, Houston, Texas, 77002 no later than December 12, 2014, but not earlier than November 12, 2014.

A unitholder’s notice to our Corporate Secretary must set forth (a) as to each person whom the unitholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the unitholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such unitholder as they appear on our books and of such beneficial owner, (ii) the class and number of units which are owned beneficially and of record by such unitholder and such beneficial owner, and (iii) whether either such unitholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of units to elect such nominee or nominees.

Recommendation of Director Candidates to the Nominating and Governance Committee

A unitholder or a group of unitholders may recommend potential candidates for consideration by the Nominating and Governance Committee by sending a written request to our Corporate Secretary not earlier than the 120th calendar day and not later than the 90th calendar day before the first anniversary of the mailing of the proxy materials in connection with the preceding year’s annual meeting. Such written request must be sent to our principal executive offices, 600 Travis, Suite 5100, Houston, Texas 77002, Attn: Corporate Secretary. The written request must include the candidate’s name, contact information, biographical information and qualifications. The request must also include the potential candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if nominated and elected. Additional information may be requested from time to time by the committee from the nominee or the unitholder or group of unitholders.

SOLICITATION AND MAILING OF PROXIES

The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by our representatives in person or by telephone, electronic mail or facsimile transmission. These representatives will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred. If undertaken, we expect the expenses of such solicitation by our representatives to be nominal. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our units as of the Record Date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice.

If a unitholder wishes to give such holder’s proxy to someone other than the names appearing in the proxy card, the names appearing in the proxy card must be crossed out and the name of another individual or individuals (not more than three) inserted. The signed card must be presented at the Annual Meeting by the individual or individuals representing such unitholder.

As a matter of policy, proxies, ballots, and voting tabulations that identify individual unitholders are kept private by us. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating the vote. The vote of any unitholder is not disclosed except as necessary to meet legal requirements.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more unitholders reside if they appear to be members of the same family. Each unitholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information unitholders receive and reduces mailing and printing expenses. As a result, if you hold your shares through a broker and you reside at an address at which two or more unitholders reside, you will likely be receiving only one annual report and proxy statement unless any unitholder at that address has given the broker contrary instructions. However, if any such beneficial unitholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial unitholder that receives separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that unitholder should contact their broker or send a request to our principal executive offices, 600 Travis, Suite 5100, Houston, Texas 77002, Attn: Corporate Secretary. We will deliver, promptly upon written request to the Corporate Secretary, a separate copy of the 2013 Annual Report and this Proxy Statement to a beneficial unitholder at a shared address to which a single copy of the documents was delivered.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. We maintain a website at www.linnenergy.com, where we post our SEC filings.

You may request copies of our filings, including any documents incorporated by reference in this Proxy Statement as described below, without charge, by calling our Investor Relations representative at (281) 840-4110 or write to Investor Relations, 600 Travis, Suite 5100, Houston, Texas 77002.

If you would like to request documents from us, please do so at least five business days before the date of the Annual Meeting in order to receive timely delivery of the documents before the Annual Meeting. If you request any incorporated documents from us, we will mail them to you by first class mail or other equally prompt means within one business day of receipt of your request, provided that we will not mail any exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates.

You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote your units at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this Proxy Statement.

The information contained in this document or any document incorporated by reference herein speaks only as of the date indicated on the cover of this document or the document incorporated by reference unless the information specifically indicates that another date applies.

OTHER MATTERS FOR 2014 ANNUAL MEETING

As of the date of this Proxy Statement, our Board knows of no matters to be acted upon at the Annual Meeting other than the proposals included in the accompanying notice and described in this Proxy Statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the Annual Meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of our company. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Candice J. Wells Vice President, General Counsel and Corporate Secretary

Houston, Texas

March 12, 2014

LINN ENERGY, LLC JPMORGAN CHASE TOWER 600 TRAVIS, SUITE 5100 HOUSTON, TX 77002

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON

Many unitholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these units.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M68924-P48603 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

LINN ENERGY, LLC			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR proposals 1, 2 and 3.			All	All	Except
1.	Approval of the election of each of the six nominees for the Board of Directors of Linn Energy, LLC (“LINN”).		☐	☐	☐
Nominees:
	01) Mark E. Ellis	04) Michael C. Linn
	02) David D. Dunlap	05) Joseph P. McCoy
	03) Stephen J. Hadden	06) Jeffrey C. Swoveland

		For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as independent public accountant of LINN for the fiscal year ending December 31, 2014.	☐	☐	☐

3.	To provide a non-binding advisory vote approving LINN’s executive compensation program.	☐	☐	☐

NOTE: I hereby revoke any proxy or proxies previously given to represent or vote LINN units that I am entitled to vote, and I ratify and confirm all actions that the proxies, their substitutes, or any of them, may lawfully take in accordance with the terms of the proxy card.

For address change/comments, mark here (see reverse for instructions).			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials and Annual Report for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M68925-P48603

LINN ENERGY, LLC

PROXY FOR ANNUAL MEETING OF UNITHOLDERS

APRIL 22, 2014 11:45 A.M.

THIS PROXY IS SOLICITED ON BEHALF OF THE LINN ENERGY, LLC BOARD OF DIRECTORS

The undersigned appoints Mark E. Ellis and Candice J. Wells, and each of them, as proxies with power of substitution in each, to represent the undersigned and to vote all the units of Linn Energy, LLC (“LINN”) that the undersigned may be entitled to vote at the Annual Meeting to be held in Houston, Texas on April 22, 2014, in the manner shown on this form as to the matters listed on the reverse side and as more particularly described in the LINN Proxy Statement dated March 12, 2014.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF A MOTION TO ADJOURN THE MEETING FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES. PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE, OR IF NO SUCH DIRECTION IS INDICATED ON THE REVERSE SIDE, IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON EACH PROPOSAL.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side